Exhibit 2.1

AGREEMENT AND PLAN OF MERGER by and among RESHAPE LIFESCIENCES INC., RAIDER LIFESCIENCES INC., and VYOME THERAPEUTICS, INC. Dated July 8, 2024

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		2
1.01	Definitions	2
1.02	Other Definitional Provisions	12

ARTICLE 2 THE MERGER		13
2.01	The Merger	13
2.02	Closing	13
2.03	Effective Time	13
2.04	Effects of the Merger	14
2.05	Certificate of Incorporation and Bylaws	14
2.06	Directors and Officers of Surviving Corporation	14
2.07	Treatment of Shares, Stock Options, RSUs and Warrants	14
2.08	Closing of Vyome Transfer Books	18
2.09	Exchange Fund; Exchange of Certificates	18
2.10	Calculation of Net Cash	20
2.11	Dissenting Shares	21
2.12	Withholding	21
2.13	Interest; No Liability	21
2.14	Adjustments to Prevent Dilution	21
2.15	Further Action	21
2.16	Post-Merger Board and Executive Officers	22

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF VYOME		22
3.01	Organization and Corporate Power	22
3.02	Authorization; Valid and Binding Agreement	22
3.03	Capital Stock	23
3.04	Subsidiaries	24
3.05	No Breach	24
3.06	Consents, etc	24
3.07	Financial Statements; Disclosure Controls and Procedures	24
3.08	No Undisclosed Liabilities	25
3.09	Absence of Certain Developments	25
3.10	Title to Properties	26
3.11	Tax Matters	27
3.12	Contracts and Commitments	29

i

3.13	Intellectual Property	30
3.14	Litigation	31
3.15	Insurance	31
3.16	Employee Benefit Plans	31
3.17	Compliance with Law; Permits	32
3.18	Environmental Compliance and Conditions	33
3.19	Employment and Labor Matters	33
3.20	FDA and Regulatory Matters	34
3.21	Brokerage	36
3.22	Disclosure	36
3.23	Board Approval; Vote Required	36
3.24	No Other Representations and Warranties	37

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF RESHAPE AND MERGER SUB		37
4.01	Organization and Corporate Power	37
4.02	Authorization; Valid and Binding Agreement	37
4.03	Capital Stock	38
4.04	Subsidiaries	38
4.05	No Breach	38
4.06	Consents, etc	39
4.07	SEC Reports; Disclosure Controls and Procedures	39
4.08	No Undisclosed Liabilities	40
4.09	Absence of Certain Developments	40
4.10	Title to Properties	42
4.11	Tax Matters	42
4.12	Contracts and Commitments	44
4.13	Intellectual Property	45
4.14	Litigation	46
4.15	Insurance	46
4.16	Employee Benefit Plans	47
4.17	Compliance with Law; Permits	48
4.18	Environmental Compliance and Conditions	48
4.19	Employment and Labor Matters	49
4.20	FDA and Regulatory Matters	49
4.21	Brokerage	51

4.22	Disclosure	51
4.23	Board Approval; Vote Required	52
4.24	Opinion	52
4.25	Merger Sub	52
4.26	No Other Representations and Warranties	52

ARTICLE 5 COVENANTS RELATING TO CONDUCT OF BUSINESS		52
5.01	Covenants of Vyome	52
5.02	Covenants of ReShape	55

ARTICLE 6 ADDITIONAL COVENANTS OF THE PARTIES		57
6.01	Investigation	57
6.02	Registration Statement and Proxy Statement for Stockholder Approval	58
6.03	Stockholders’ Meetings	59
6.04	Non Solicitation	59
6.05	Regulatory Approvals; Additional Agreements	62
6.06	Indemnification of Officers and Directors	63
6.07	Public Disclosure	65
6.08	Nasdaq Listing	65
6.09	Takeover Laws	65
6.10	Section 16	65
6.11	Name Change and Ticker Symbol	66
6.12	Certificate of Incorporation	66
6.13	No Control of Other Party’s Business	66
6.14	Certain Tax Matters.	66
6.15	Reverse Stock Split	66
6.16	Vyome Equity Plan	67

ARTICLE 7 CONDITIONS TO CLOSING		67
7.01	Conditions to Parties’ Obligations	67
7.02	Conditions to ReShape’s and Merger Sub’s Obligations	67
7.03	Conditions to Vyome’s Obligations	68
7.04	Waiver of Conditions	69

ARTICLE 8 TERMINATION		69
8.01	Termination	69
8.02	Effect of Termination	71

8.03	Termination Fee	72

ARTICLE 9 MISCELLANEOUS		72
9.01	Expenses	72
9.02	Amendment	72
9.03	Waiver	72
9.04	No Survival of Representations, Warranties and Covenants	73
9.05	Entire Agreement; Counterparts	73
9.06	Applicable Law; Jurisdiction	73
9.07	Waiver of Jury Trial	74
9.08	Assignability	74
9.09	No Third Party Beneficiaries	74
9.10	Notices	74
9.11	Severability	75
9.12	Specific Performance	75

Schedule 1 – Vyome Stockholders Delivering Support Agreements
Schedule 2 – Parties Delivering Lock-Up Agreements
Schedule 3 – Knowledge Individuals

Exhibit A - Form of Vyome Support Agreement
Exhibit B - Form of Lock-Up Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated July 8, 2024, by and among ReShape Lifesciences Inc., a Delaware corporation (“ReShape”), Raider Lifesciences Inc., a Delaware corporation and wholly-owned subsidiary of ReShape (“Merger Sub”), and Vyome Therapeutics, Inc., a Delaware corporation (“Vyome”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE 1 below.

WHEREAS, the ReShape Board and Vyome Board have determined that a business combination between ReShape and Vyome presents the opportunity for their respective companies to achieve long-term financial and strategic benefits and accordingly have determined to effect a business combination upon the terms and conditions set forth in this Agreement.

WHEREAS, the ReShape Board and Vyome Board propose to effect such business combination pursuant to which Merger Sub will merge with and into Vyome, with Vyome surviving as a wholly-owned subsidiary of ReShape, and pursuant to which each share of Vyome Common Stock and Vyome Preferred Stock outstanding at the Effective Time will be converted into the right to receive ReShape Shares as more fully provided in this Agreement.

WHEREAS, the Vyome Board has determined that the Merger and the transactions contemplated by this Agreement are advisable and in the best interests of Vyome Stockholders and, by resolutions duly adopted, has approved and adopted this Agreement and resolved to recommend that Vyome Stockholders adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger (the “Vyome Recommendation”).

WHEREAS, the ReShape Board has determined that this Agreement and the other transactions contemplated by this Agreement, pursuant to which the ReShape Stockholders would have a continuing equity interest in the combined businesses through the continued ownership of ReShape Shares, are advisable and in the best interests of ReShape and the ReShape Stockholders and, by resolutions duly adopted, has approved and adopted this Agreement and, effective as of the Effective Time, the amendment and restatement of ReShape’s certificate of incorporation and resolved to recommend that the ReShape Stockholders (i) approve the issuance of shares in connection with the Merger and (ii) authorize the ReShape Board to amend ReShape’s certificate of incorporation, as amended, to approve such proposals as may be required to effect the transactions contemplated by this Agreement (collectively, the “ReShape Recommendation”).

WHEREAS, the board of directors of Merger Sub by resolutions duly adopted, has approved and adopted this Agreement.

WHEREAS, following the execution and delivery of this Agreement, it is anticipated that the stockholders of Vyome set forth on Schedule 1 (the “Vyome Support Agreement Parties”) will execute and deliver a Support Agreement, in substantially the form attached as Exhibit A (the “Vyome Support Agreement”).

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the parties set forth on Schedule 2 has executed and delivered a lock-up agreement in substantially the form attached hereto as Exhibit B (the “Lock-Up Agreements”).

WHEREAS, concurrently with the execution and delivery of this Agreement, ReShape, Vyome, Vyome India and certain accredited investors have entered into agreements (the “Concurrent Financing Agreements”) pursuant to which each such accredited investor has agreed to purchase securities of

Vyome, Vyome India and ReShape in the amount and on the terms and conditions set forth in the Concurrent Financing Agreements (the “Concurrent Financing”), which Concurrent Financing Agreements also provides for the closing of the sale of ReShape securities immediately following the Effective Time.

WHEREAS, concurrently with the execution and delivery of this Agreement, ReShape and the requisite holders of ReShape Series C Preferred Stock have executed a definitive agreement (the “ReShape Series C Amendment Agreement”) to amend the terms of the ReShape Series C Preferred Stock on the terms and conditions set forth therein, subject to and effective immediately prior to the Effective Time.

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be, and by being signed by ReShape, Merger Sub, and Vyome is, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code.

WHEREAS, Vyome is proposing to enter into the following option agreements on or before the Closing Date (collectively, the "Option Agreements")

(i) Option Agreement with ReShape, Vyome Therapeutics Limited, a wholly-owned subsidiary of Vyome (“Vyome India”) and the stockholders of Vyome India (such stockholders, the “VTL Indian Stockholders”), and pursuant to which the VTL Indian Stockholders will continue to hold their shares of common stock of Vyome India (“VTL Option Agreement Shares”) and have a right to receive shares of ReShape after the Closing; and

(ii) Option Agreement with ReShape, Vyome and the stockholders of Vyome (such stockholders, the “VTI Indian Stockholders”), and pursuant to which the VTI Indian Stockholders will continue to hold their shares of Vyome Common Stock (“VTI Option Agreement Shares” and together with the VTL Option Agreement Shares, the “Option Agreement Shares”) and have a right to receive shares of ReShape after the Closing,

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.01(a)Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Acquisition Proposal” shall mean, with respect to ReShape or Vyome, other than the transactions contemplated by this Agreement and, with respect to ReShape, other than the ReShape Asset Sale, any proposal, offer or inquiry, whether or not in writing, for any transaction or series of transactions involving the (i) direct or indirect acquisition or purchase of a business or assets that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of such party and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of twenty percent (20%) or more of any class of equity securities or capital stock of such party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, share exchange, exchange offer, recapitalization, stock repurchase program or other similar transaction involving such party or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole.

“Action” means any pending or threatened claim, demand, notice, action, suit, arbitration, proceeding or investigation.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Business Day” means any day that is not a Saturday, a Sunday or a day which banks are required or permitted to be closed in the United States.

“Capital Leases” means all obligations for capital leases (determined in accordance with GAAP).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain mutual confidentiality agreement between ReShape and Vyome dated as of December 20, 2023.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“Determination Date” means the date that is 10 calendar days prior to the anticipated date for the Closing Date, as agreed upon by ReShape and Vyome at least 10 calendar days prior to the ReShape Stockholders’ Meeting.

“DGCL” means the Delaware General Corporation Law.

“Environmental Laws” means to the extent applicable to the conduct of a party’s business as of the date hereof, all federal, state, provincial, municipal, local and foreign Laws, statutes, regulations, ordinances and by-laws that have the force or effect of law, and all judicial and administrative orders and determinations that are binding upon a party, and all policies, practices and guidelines of a Governmental Body that have, or are determined to have, the force of law, concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date and all authorizations, licenses and permits issued or required to be issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor federal statute thereto and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is, or has been, under common control, or treated as a single employer, with a party under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Ratio” means the ratio (calculated to the nearest 1/10,000 of share) obtained by dividing (a) the Vyome Merger Shares by (b) the Total Vyome Outstanding Shares.

“FDA” means the U.S. Food and Drug Administration.

“FDA Fraud Policy” means the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, applied in a manner consistent with a party’s past practice.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other government or quasi-governmental authority or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Hazardous Substance” means petroleum or any hazardous substance as defined in CERCLA or any waste, material or substance that is regulated, defined, designated or otherwise determined to be dangerous, hazardous, radioactive, explosive, toxic or a pollutant or contaminant under or pursuant to any Environmental Law.

“Healthcare Laws” means, to the extent applicable to the conduct of a party’s business as of the date hereof, the Food, Drug, and Cosmetic Act, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. §§ 1395nn), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.) and the exclusion laws (42 U.S.C. § 1320a-7), all regulations or guidance promulgated pursuant to such Laws, and any other federal, or state Law that regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing or marketing medical device products, or that is related to kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care services.

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business); (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all obligations of such Person under Capital Leases; (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability); and (f) all obligations of the type referred to in clauses (a) though (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided, that if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (f) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.

“Intellectual Property” means all intellectual property and industrial rights including those arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (ii) all trademarks, service marks, trade names, service names, brand names and trade dress rights, and all applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights, (iv) trade secrets and (v) all other intellectual property rights arising from or relating to Technology.

“Intervening Event” means, with respect to ReShape, any material event or development or material change in circumstances first occurring, arising or coming to the attention of the board of directors of such party after the date of this Agreement to the extent that such event, development or change in circumstances (i) was neither known by such party nor reasonably foreseeable by such party as of or prior to the date of this Agreement and (ii) does not relate to an Acquisition Proposal; provided, however, that in no event shall the changes in the market price or trading volume of the ReShape Shares or the fact that such party meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period be considered an Intervening Event; provided, further, however, that the underlying causes of such change or fact shall not be excluded by this clause.

“Knowledge” of a party (or words of similar import) means, (i) with respect to ReShape, the actual knowledge of the individuals listed on Schedule 3 (without, for the avoidance of doubt, any duty or obligation to make any investigations), and (ii) with respect to Vyome, the actual knowledge of the individuals listed on Schedule 3 (without, for the avoidance of doubt, any duty or obligation to make any investigations).

“Law” means any foreign or U.S., federal, state or local law (including common law), treaty, statute, code, order, ordinance, Permit, rule, regulation, guidance document or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including any Environmental Law.

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liens” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, lease, charge, option, preemptive right, right of first refusal, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, encumbrance or restriction.

“Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of ReShape or Vyome and its respective Subsidiaries, taken as a whole, or (b) the ability of a party to consummate the transactions contemplated hereby, other than, in the case of clause (a), any change, effect, event, circumstance, occurrence, state of facts or development related to or resulting from (i) general business or economic conditions affecting the industry in which such party operates, to the extent such change or effect does not disproportionately affect such party relative to other industry participants; (ii) any natural disaster, epidemic or pandemic (including COVID-19), or national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, to the extent such change or effect does not disproportionately affect such party relative to other industry participants; (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), to the extent such change or effect does not disproportionately affect such party relative to other industry participants; (iv) changes in GAAP; (v) changes in Laws, rules, regulations, orders, or other binding directives issued by any Governmental Body; (vi) the taking of any action explicitly contemplated hereby or the other agreements contemplated hereby; (vii) the announcement of the transactions contemplated by this Agreement; (viii) any adverse change in or effect on the business of the party that is cured by or on behalf of the party before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article 8; or (ix) the failure, in and of itself, to meet internal or published projections, forecasts, budgets, or revenue, sales or earnings predictions for any period (but not the facts or circumstances underlying or contributing to any such failure).

“Nasdaq” means the Nasdaq Capital Market or such other Nasdaq market on which the ReShape Shares then trade, as applicable.

“Organizational Documents” means the certificate of incorporation, articles of incorporation, by laws or other charter documents of a company.

“Permits” means all approvals, authorizations, certificates, consents, licenses, orders, exemptions, registrations and permits and other similar authorizations of all Governmental Bodies and all other Persons.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by a party and for which adequate reserves are established in the financial statements in accordance with GAAP on a party’s financial statements, (ii) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business in respect of the construction, maintenance, repair or operation of assets for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over leased real property, which are not violated by the current use and operation of such leased real property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to leased real property, which do not materially impair the occupancy, marketability or use of such leased real property for the purposes for which it is currently used or proposed to be used in connection with such party’s business, (v) Liens arising under worker’s compensation, unemployment insurance and social security, and (vi) purchase money liens and liens securing rental payments under Capital Leases.

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, a governmental entity or any department, agency or political subdivision thereof.

“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation and benefit plan, policy, program, arrangement or agreement, whether written or unwritten, funded or unfunded, subject to ERISA or not and covering one or more current or former employees, directors or individual independent contractors (or the dependents thereof), including, without limitation, any stock purchase, stock option, restricted stock, other equity-based, phantom equity, severance, separation, retention, employment, consulting, change in control, bonus, incentive, deferred compensation, pension, supplemental retirement, employee loan, health, dental, vision, workers’ compensation, collective bargaining, disability, life insurance, death benefit, welfare, vacation, paid time off, leave of absence, employee assistance, legal services, tuition assistance, fringe benefit or other material benefit plan, policy, program, arrangement or agreement.

“Products” means any product that a party has manufactured, distributed, marketed or sold, or is manufacturing, distributing, marketing or selling and any products currently under preclinical or clinical development by such party.

“ReShape Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of the date hereof, by and between ReShape and Ninjour Health International Limited.

“ReShape Asset Sale” means the closing of the transactions contemplated by the ReShape Asset Purchase Agreement for (a) the sale by ReShape of certain assets comprising all or substantially all of the products and other intangible assets (excluding cash) in ReShape’s product portfolio; and (b) the assignment and assumption of certain liabilities related to the products and intangible assets under (a) above, including ordinary course trade payables.

“ReShape Balance Sheet” means that audited consolidated balance sheet of ReShape and its consolidated Subsidiaries as of December 31, 2023 set forth in ReShape’s Annual Report on Form 10-K filed with the SEC on April 1, 2024.

“ReShape Balance Sheet Date” means December 31, 2023.

“ReShape Board” means the board of directors of ReShape.

“ReShape Equity Plan” means either ReShape’s 2003 Stock Incentive Plan or ReShape’s 2020 Equity Incentive Plan, each as amended from time to time.

“ReShape Net Cash” means (a) the sum of ReShape’s cash and cash equivalents as of the Anticipated Closing Date, determined in a manner consistent with the manner in which such items were historically determined and in accordance with ReShape’s audited financial statements and latest balance sheet included in the ReShape SEC Documents, minus (b) the sum of ReShape’s accounts payable and accrued expenses (without duplication of any expenses accounted for below), in each case as of such date and determined in a manner consistent with the manner in which such items were historically determined and in accordance with the ReShape’s audited financial statements and latest balance sheet included in the ReShape SEC Documents, minus (c) costs for the “tail” insurance policies to be obtained in accordance with Section 6.06(c) of this Agreement, minus (d) the cash cost of any unpaid change of control payments or severance, termination or similar payments that are or become due to any current or former employee, director or independent contractor, security holder, option holder or warrant holder of ReShape (including any payments made to settle any warrants as a result of the transactions contemplated by this Agreement), or any other third party minus (e) the cash cost of any accrued and unpaid retention payments or other bonuses due to any current or former employee, director or independent contractor of ReShape as of the Closing Date, minus (f) all payroll, employment or other withholding Taxes incurred by ReShape in connection with any payment amounts set forth in clauses (c) or (d), minus (g) any remaining unpaid fees and expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) as of such date for which ReShape is liable incurred by ReShape in connection with this Agreement and the transactions contemplated hereby or otherwise. Notwithstanding anything to the contrary set forth above, “Net Cash” will not be reduced by any amounts remaining to be paid by ReShape under the lease agreement for its offices in Irvine, California through the expiration thereof.

“ReShape Option” means each option to acquire ReShape Shares granted under a ReShape Equity Plan or pursuant to a stand-alone stock option agreement.

“ReShape Plan” means each Plan that ReShape or any of its Subsidiaries maintains, contributes to, is obligated to contribute to or with respect to which ReShape or any of its Subsidiaries has or could have any Liability.

“ReShape Recommendation” has the meaning set forth in the Recitals.

“ReShape Registration Statement Tax Opinion” means a written opinion from Fox Rothschild LLP, dated as of such date as may be required by the SEC in connection with the filing of the Form S-4 Registration Statement, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Fox Rothschild LLP shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in certificates of officers of ReShape and Vyome.

“ReShape RSU” means each restricted stock unit granted under a ReShape Equity Plan.

“ReShape Series C Certificate of Designation” means the certificate of designation of preferences, rights and limitations of the ReShape Series C Preferred Stock dated June 15, 2021.

“ReShape Series C Preferred Stock” means the series C convertible preferred stock of ReShape.

“ReShape Shares” means the shares of common stock of ReShape, $0.001 par value per share.

“ReShape Stockholder” means a holder of ReShape Shares.

“ReShape Stockholder Approval” means the approval of the required percentage of ReShape Shares to (i) approve the issuance of ReShape Shares in connection with the Merger and (ii) authorize the ReShape Board to amend ReShape’s certificate of incorporation, as amended, to approve such proposals as may be required to effect the transactions contemplated by this Agreement.

“ReShape Warrants” means each warrant to purchase ReShape Shares as set forth in Section 4.03(b) of the ReShape Disclosure Schedule.

“Representative” means the officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of a party.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“SOX” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, limited liability company, or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company, or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company, or other business entity.

“Superior Proposal” means, with respect to ReShape, any bona fide written Acquisition Proposal with respect to such party made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (A) fifty percent (50%) or more of the assets of such party and its Subsidiaries, taken as a whole, or (B) fifty percent (50%) or more of the equity securities of such party, in each case on terms which the board of directors of such party determines in good faith (after consultation with such party’s financial advisors and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by any third party in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be more favorable to such party and its stockholders (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated by this Agreement and to any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party pursuant to Section 6.04.

“Takeover Law” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transaction,” or “business combination” statute or regulation or other similar antitakeover laws of a state or any other Governmental Body.

“Tax” or “Taxes” means (i) any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, in each case whether disputed or not and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Returns” means any return, report, election, designation, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including all information returns relating to Taxes of third parties, any claims for refund of Taxes and any amendments or supplements to any of the foregoing.

“Technology” means, collectively, all software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

“Total ReShape Outstanding Shares” means, as of the Determination Date, the total number of ReShape Shares outstanding expressed on a fully-diluted and as-converted to ReShape Shares basis and assuming the exercise or conversion of all equity-based awards (but excluding any ReShape Options, all of which will be cancelled and terminated immediately prior to the Effective Time), warrants, preferred stock, convertible notes or other securities convertible into ReShape Shares.

“Total Vyome Outstanding Shares” means, as of the Determination Date, the total number of shares of Vyome Common Stock outstanding expressed on a fully-diluted and as-converted to Vyome Common Stock basis and assuming the exercise or conversion of all outstanding options or other equity-based awards, warrants, preferred stock, convertible notes or other securities convertible into Vyome Common Stock; provided, however, that any securities issued in the Concurrent Financing after the Effective Time of the Merger shall be excluded from such total.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“U.S.” means the United States of America.

“Vyome Balance Sheet” means that audited consolidated balance sheet of Vyome and its consolidated Subsidiaries as of December 31, 2023.

“Vyome Balance Sheet Date” means December 31, 2023.

“Vyome Board” means the board of directors of Vyome.

“Vyome Common Stock” means the common stock of Vyome, $0.001 par value per share.

“Vyome Convertible Notes” means the convertible notes issued by Vyome, as set forth on Section 3.03(b) of the Vyome Disclosure Schedule.

“Vyome Equity Plan” means Vyome’s 2018 Equity Incentive Plan, as amended.

“Vyome India” means Vyome Therapeutics Limited, a wholly-owned subsidiary of Vyome incorporated in India.

“Vyome Merger Shares” means the product determined by multiplying (a) the quotient obtained from dividing (i) the Total ReShape Outstanding Shares by (ii) the quotient obtained from dividing (x) the sum of $10,000,000 plus the ReShape Net Cash amount by (y) the sum of $130,000,000 plus the ReShape Net Cash Amount (the result of the calculation under subsection (a)(ii), the “ReShape Allocation Amount”), by (b) one (1) minus the ReShape Allocation Amount. For purposes of this calculation, the ReShape Net Cash Amount will not be less than $0.

“Vyome Option” means “Option” as defined under Section 1.21 of the Vyome Equity Plan.

“Vyome Plan” means each Plan that Vyome or any of its Subsidiaries maintains, contributes to, is obligated to contribute to or with respect to which Vyome or any of its Subsidiaries has or could have any Liability.

“Vyome Preferred Stock” means, collectively, the shares of Series Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock outstanding as on the date of this Agreement.

“Vyome Registration Statement Tax Opinion” means a written opinion from Sichenzia Ross Ference Carmel LLP, dated as of such date as may be required by the SEC in connection with the filing of the Form S-4 Registration Statement, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Sichenzia Ross Ference Carmel LLP shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in certificates of officers of ReShape and Vyome.

“Vyome Restricted Stock Award” means “Restricted Stock” as defined under Section 1.25 of the Vyome Equity Plan.

“Vyome Stock Grant” means “Stock Grant” as defined under Section 1.30 of the Vyome Equity Plan.

“Vyome Stockholder Approval” means the approval of the required percentage of shares of Vyome Common Stock and Vyome Preferred Stock to approve the adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger.

“Vyome Stockholders” means all holders of shares of Vyome Common Stock and Vyome Preferred Stock.

“Vyome Warrants” means each warrant to purchase capital stock of Vyome.

(b)The following terms are defined elsewhere in this Agreement, as indicated in the table below:

Acceptable Confidentiality Agreement	57
Accounting Firm	18
Activities	55
Agreement	1
Anticipated Closing Date	17
Book-Entry Share	15
Certificate of Merger	13
Closing Date	13
Concurrent Financing	2

Concurrent Financing Agreements	2
Converted Option
Converted Restricted Stock Award
D&O Insurance	61
Determination Date	17
Dispute Notice	17
Dissenting Shares	18
Effective Time	13
Exchange Agent	15
Exchange Fund	16
Excluded Shares	14
Forum	70
Indemnified Parties	60
Joint Proxy Statement	55
Merger	13
Merger Sub	1
Net Cash Calculation	17
Net Cash Schedule	17
Option Agreement	2
Option Agreement Shares	2
Pre-Closing Period	50
Prohibited Payment	30
ReShape	1
ReShape Adverse Recommendation Change	58
ReShape Disclosure Schedule	34
ReShape Intellectual Property	43
ReShape Licenses	47
ReShape Material Contracts	43
ReShape Notice of Change	59
ReShape Real Property	39
ReShape Recommendation	1
ReShape SEC Documents	36
ReShape Stockholders’ Meeting	56
ReShape Support Agreement	2
ReShape Support Agreement Parties	2
Registration Statement	55
Response Date	17
Surviving Corporation	13
Termination Date	67
Vyome	1
VTI Indian Stockholders	2
VTI Option Agreement Shares	2
VTL Indian Stockholders	2
VTL Option Agreement Shares	2
Vyome Adverse Recommendation Change	57
Vyome Disclosure Schedule	20
Vyome Intellectual Property	28
Vyome Licenses	32
Vyome Material Contracts	27
Vyome Real Property	24
Vyome Recommendation	1
Vyome Restricted Stock Award
Vyome Stock Certificate	15
Vyome Stockholders’ Meeting	56

Vyome Support Agreement	1
Vyome Support Agreement Parties	1
WARN	31

1.02Other Definitional Provisions.

(a)All references in this Agreement to Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end at the close of business on the next succeeding Business Day.

(b)Exhibits and disclosure schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c)The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(d)Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. A reference to any Person includes such Person’s successors and permitted assigns.

(e)The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

ARTICLE 2

THE MERGER

2.01The Merger. Upon the terms and subject to the conditions of this Agreement, in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into Vyome (the “Merger”), and (b) the separate corporate existence of Merger Sub shall cease and Vyome shall continue as the surviving corporation (the “Surviving Corporation”) and become, as a result of the Merger, a wholly-owned subsidiary of ReShape.

2.02Closing. The closing of the Merger shall take place at a date and time to be specified by ReShape and Vyome, which shall be no later than the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in ARTICLE 7 (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) (such date the “Closing Date”), remotely by exchange of documents and signatures (or their electronic counterparts), unless another time, date or place is mutually agreed upon in writing by ReShape and Vyome.

2.03Effective Time. Subject to the provisions of this Agreement, at the closing of the Merger, ReShape and Vyome shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by ReShape and Vyome in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being referred to as the “Effective Time”).

2.04Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

2.05Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation of Vyome shall, by virtue of the Merger, be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

2.06Directors and Officers of Surviving Corporation. From and after the Effective Time, the persons designated by Vyome shall be the initial directors and executive officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.07Treatment of Shares, Stock Options, RSUs and Warrants.

(a)At the Effective Time, by virtue of the Merger and without any further action on the part of ReShape, Merger Sub, Vyome or any holder of shares thereof:

(i)each share of Vyome capital stock held as of the Effective Time by ReShape, Merger Sub or by Vyome as treasury shares (the “Excluded Shares”), shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)each share of Vyome Common Stock outstanding immediately prior to the Effective Time (other than the Excluded Shares and the shares of Vyome Common Stock forming part of the Option Agreement Shares) shall be canceled and converted into the right to receive a number of fully paid and non-assessable ReShape Shares equal to the Exchange Ratio;

(iii)each share of Vyome Preferred Stock outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be canceled and converted into the right to receive a number of fully paid and non-assessable shares of Vyome Common Stock in accordance with the terms and conditions of such Vyome Preferred Stock (which shares of

Vyome Common Stock shall then, immediately prior to the Effective Date, be canceled and converted into the right to receive a number of fully paid and non-assessable ReShape Shares equal to the Exchange Ratio in accordance with (ii) above);

(iv)each Vyome Warrant outstanding immediately prior to the Effective Time shall be converted into and exchangeable for warrants to purchase a number of ReShape Shares equal to the number of shares of Vyome Common Stock issuable upon exercise of such Vyome Warrant multiplied by the Exchange Ratio with an exercise price equal to the exercise price of such Vyome Warrant divided by the Exchange Ratio and otherwise in accordance with the terms and conditions of such Vyome Warrant;

(v)Treatment of Vyome Options, Vyome Restricted Stock Awards and Vyome Stock Grants:

I.

each Vyome Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by ReShape and converted into an option to purchase shares of ReShape Shares (each, a “Converted Option”). Each Converted Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Vyome Option immediately before the Effective Time (including expiration date, vesting conditions, and exercise provisions), except that (i) each Converted Option shall be exercisable for that number of shares of ReShape Shares equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Vyome Common Stock subject to the Vyome Option immediately before the Effective Time and (B) the Exchange Ratio; and (ii) the per share exercise price for each share of ReShape Shares issuable upon exercise of the Converted Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of Vyome Common Stock of such Vyome Option immediately before the Effective Time by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of ReShape Shares purchasable under each Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Vyome Option to which Section 422 of the Code applies, the exercise price and the number of shares of ReShape Shares purchasable under such Converted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code;

II.

At the Effective Time, each Vyome Restricted Stock Award that is outstanding under the Vyome Equity Plan immediately before the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by ReShape and converted into a restricted stock award denominated in shares of ReShape Shares (each, a “Converted Restricted Stock Award”). Each Converted Restricted Stock Award shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Vyome Restricted Stock Award immediately before the Effective Time (including vesting conditions, accumulated dividends, and other dividend rights), except that (i) each Converted Restricted Stock Award shall cover that number of shares of ReShape Shares equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Vyome Common Stock underlying such Vyome Restricted Stock Award and (B) the Exchange Ratio; and (ii) to the extent that such Vyome Restricted Stock Award is subject to performance conditions, any performance conditions shall be deemed to have been satisfied at the target level/performance conditions for any performance periods of the Company that have ended before the Effective Time will conclusively be based on the actual performance achieved and performance conditions for performance periods of the Company that have not ended before the Effective Time will conclusively be based on the target level/any remaining performance periods shall terminate and the Compensation Committee of the Board of Directors shall determine the extent to which such performance conditions have been met and the portion of the award that shall become vested.

III.

At the Effective Time, each Vyome Stock Grant that is outstanding under the Vyome Equity Plan immediately before the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by ReShape and converted into a restricted stock award denominated in shares of ReShape Shares (each, a “Converted Stock Grant”). Each Converted Stock Grant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Vyome Stock Grant immediately before the Effective Time (including vesting conditions, accumulated dividends, and other dividend rights), except that (i) each Converted Stock Grant shall cover that number of shares of ReShape Shares equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Vyome Common Stock underlying such Vyome Stock Grant and (B) the Exchange Ratio; and (ii) to the extent that such Vyome Stock Grant is subject to performance conditions, any performance conditions shall be deemed to have been satisfied at the target level/performance conditions for any performance periods of the Company that have ended before the Effective Time will conclusively be based on the actual performance achieved and performance conditions for performance periods of the Company that have not ended before the Effective Time will conclusively be based on the target level/any remaining performance periods shall terminate and the

Compensation Committee of the Board of Directors shall determine the extent to which such performance conditions have been met and the portion of the award that shall become vested.

IV.

before the Effective Time, Vyome and ReShape shall provide such notice, if any, to the extent required under the terms of the Vyome Equity Plan, obtain any necessary consents, waivers or releases; adopt applicable resolutions; amend the terms of the Vyome Equity Plan or any outstanding awards; and take all other appropriate actions to: (a) effectuate the provisions of this Section 2.07(a)(v); and (b) ensure that after the Effective Time, neither any holder of Converted Vyome Options, Converted Restricted Stock Awards or Converted Stock Grants, any beneficiary thereof, nor any other participant in any Vyome Equity Plan shall have any right thereunder to acquire any securities of the Company or to receive any payment or benefit with respect to any award previously granted under the Vyome Equity Plans, except as provided in this Section 2.07(a)(v);

V.

ReShape will (a) reserve for issuance the number of shares of ReShape Shares that will become subject to the Converted Options, Converted Restricted Stock Awards or Converted Stock Grants and (b) issue or cause to be issued the appropriate number of shares of ReShape Shares, upon the exercise of the Converted Options or upon the vesting of the Converted Restricted Stock Awards or the Converted Stock Grant. As soon as practicable after the Effective Time, ReShape will prepare and file with the Securities and Exchange Commission a registration statement on Form S-8 (or other appropriate form) registering a number of shares of ReShape Shares necessary to fulfill ReShape’s obligations under this Section 2.07(a)(v). Such registration statement will be kept effective (and the current status of the prospectus required thereby will be maintained) for at least as long as any Converted Options, Converted Restricted Stock Awards or Converted Stock Grants remain outstanding. ReShape and its counsel as existing immediately prior to the Effective Time shall reasonably cooperate with and assist the post-Closing entity in the preparation of such registration statement.

(vi)each ReShape Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled and terminated without any payment being made in respect thereof as of immediately prior to, and contingent upon, the Effective Time; and

(vii)each ReShape RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested as of immediately prior to, and contingent upon, the Effective Time, and will be settled by the issuance of ReShape Shares in accordance with the terms of such ReShape RSU.

The aggregate number of ReShape Shares issuable pursuant to Section 2.07(a) is referred to as the “Merger Consideration.”

(b)No fractional ReShape Shares shall be issued in connection with the Merger, no dividends or distributions of ReShape shall relate to such fractional share interests, no certificates for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a ReShape Stockholder. Any holder of Vyome Common Stock or Vyome Preferred Stock who would otherwise be entitled to receive a fraction of a ReShape Share pursuant to the Merger (after taking into account all shares of Vyome Common Stock or Vyome Preferred Stock held immediately prior to the Effective Time by such holder) shall, in lieu of such fraction of a share and upon surrender of such Vyome Stock Certificate or Book-Entry Shares, be paid in cash the dollar amount determined in accordance with Section 2.07. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional ReShape Shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to ReShape that would otherwise be caused by the issuance of fractional ReShape Shares.

(c)At the Effective Time, by virtue of the Merger and without any action on the part of ReShape, Merger Sub, Vyome or any holder of shares thereof, all shares of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding share of common stock of the Surviving Corporation.

2.08Closing of Vyome Transfer Books. At the Effective Time (i) (A) each certificate formerly representing any shares of Vyome Common Stock or Vyome Preferred Stock (other than an Excluded Share) (“Vyome Stock Certificate”) and (B) each uncertificated share of Vyome Common Stock or Vyome Preferred Stock (“Book-Entry Share”) formerly representing shares of Vyome Common Stock or Vyome Preferred Stock (other than an Excluded Share and shares of Vyome Common Stock forming part of the Option Agreement Shares) shall cease to be outstanding and (other than any Excluded Shares and shares of Vyome Common Stock forming part of the Option Agreement Shares) shall represent only the right to receive ReShape Shares (and cash in lieu of any fractional ReShape Shares) as contemplated by Section 2.07 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.14 and all holders of Vyome Stock Certificates or Book-Entry Shares shall cease to have any rights as stockholders of Vyome; and (ii) the stock transfer books of Vyome shall be closed with respect to all shares of Vyome Common Stock (other than shares of Vyome Common Stock forming part of the Option Agreement Shares) or Vyome Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Vyome Common Stock (other than shares of Vyome Common Stock forming part of the Option Agreement Shares) or Vyome Preferred Stock shall be made on such stock transfer books after the Effective Time. If after the Effective Time, a valid certificate previously representing any shares (other than shares of Vyome Common Stock forming part of the Option Agreement Shares) is presented to the Exchange Agent or to ReShape, such Vyome Stock Certificate shall be cancelled and shall be exchanged as provided in this Article 2.

2.09Exchange Fund; Exchange of Certificates

(a)Prior to the Closing Date, ReShape and Vyome shall mutually select a bank or trust company, which may be the transfer agent for the ReShape Shares, to act as exchange agent in the Merger (the “Exchange Agent”), and, not later than the Effective Time, ReShape shall enter into an agreement with such bank or trust company which agreement shall be reasonably acceptable to Vyome and shall provide that, at the Effective Time, ReShape shall deposit, for the benefit of the holders of the shares of Vyome Common Stock or Vyome Preferred Stock, ReShape Shares representing the Merger Consideration with the Exchange Agent. The ReShape Shares so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund”.

(b)Without any action on the part of any holder, ReShape shall cause the Exchange Agent to (i) issue, as of the Effective Time, to each holder of Book-Entry Shares that number of uncertificated whole ReShape Shares that the holder is entitled to receive pursuant to this Article 2 and cancel such Book-Entry Shares and (ii) mail to each holder of Book-Entry Shares a check in the amount of any cash payable in respect of such holder Book-Entry Shares pursuant to Section 2.07(b).

(c)As soon as practicable after the Effective Time, and in any event within two Business Days, ReShape shall cause the Exchange Agent to mail to the record holders of Vyome Stock Certificates: (i) a letter of transmittal in customary form and containing such provisions as ReShape and Vyome may reasonably specify (including a provision confirming that delivery of Vyome Stock Certificates shall be effected, and risk of loss and title to the shares of Vyome Common Stock or Vyome Preferred Stock shall pass, only upon delivery of such Vyome Stock Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Vyome Stock Certificates in exchange for the ReShape Shares, as provided in Section 2.07(a). Upon surrender of a Vyome Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or ReShape, (A) the holder of such Vyome Stock Certificate shall be entitled to receive in exchange a certificate or evidence of shares in book entry form representing the number of whole ReShape Shares that such holder has the right to receive pursuant to the provisions of Section 2.07(a) (and cash in lieu of any fractional ReShape Shares) and (B) the Vyome Stock Certificate so surrendered shall immediately be canceled. Until surrendered as contemplated by this Section 2.09(c), each Vyome Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive ReShape Shares (and cash in lieu of any fractional ReShape Shares) as contemplated by this Article 2 and any distribution or dividend with respect to ReShape Shares, the record date for which is after the Effective Time. In the event of a transfer of ownership of shares of Vyome Common Stock or Vyome Preferred Stock that is not registered in the transfer records of Vyome, a certificate or evidence of shares in book-entry form representing the proper number of ReShape Shares may be issued to a Person other than the Person in whose name the Vyome Stock Certificate so surrendered is registered if such Vyome Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuances shall pay any transfer or other Taxes required by reason of the issuance of the ReShape Shares to a Person other than the registered holder of such shares of Vyome Common Stock or Vyome Preferred Stock or establish to the satisfaction of ReShape that such Taxes have been paid or are not applicable. If any Vyome Stock Certificate shall have been lost, stolen or destroyed, ReShape may, in its discretion and as a condition precedent to the issuance of any certificate or evidence of shares in book-entry form representing ReShape Shares, require the owner of such lost, stolen or destroyed Vyome Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as ReShape may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, ReShape, or the Surviving Corporation with respect to such Vyome Stock Certificate.

(d)No dividends or other distributions declared or made with respect to the ReShape Shares with a record date after the Effective Time shall be paid to the holder of unsurrendered Vyome Stock Certificate with respect to the ReShape Shares that such holder has the right to receive pursuant to the Merger until such holder surrenders such Vyome Stock Certificate in accordance with this Section 2.09. All such dividends and other distributions shall be paid by ReShape to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Vyome Stock Certificate in accordance with this Section 2.09. Following surrender of any such Vyome Stock Certificate there shall be paid to the recordholder thereof, at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such ReShape Shares.

(e)Any portion of the Exchange Fund that remains undistributed to holders of Vyome Stock Certificates as of the date one (1) year after the Closing Date shall be delivered to ReShape upon demand and any holders of Vyome Stock Certificates who have not therefore surrendered their Vyome Stock Certificates to the Exchange Agent in accordance with this Section 2.09(e) as well as any holders of Book-Entry Shares who have not theretofore cashed any check payable to them in accordance with Section 2.07(b), shall thereafter look only to ReShape for satisfaction of their claims for ReShape Shares, cash in lieu of fractional ReShape Shares and any dividends or distributions with respect to ReShape Shares, subject to applicable abandonee property law, escheat law or similar Law.

(f)Neither ReShape nor the Surviving Corporation shall be liable to any current or former holder of Vyome Common Stock or Vyome Preferred Stock or to any other Person with respect to any ReShape Shares (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official in compliance with any applicable abandoned property law, escheat law or similar Law. If any Vyome Stock Certificate shall not have been surrendered prior to five (5) years after the Closing Date (or immediately prior to such earlier date on which any ReShape Shares or any dividends or other distributions payable to the holder of such Vyome Stock Certificate would otherwise escheat to or become the property of any Governmental Body), any ReShape Shares issuable upon the surrender of, or any dividends or other distributions in respect of, such Vyome Stock Certificate shall, to the extent permitted by applicable Law, become the property of ReShape, free and clear of all claims or interest of any Person previously entitled thereto.

2.10Calculation of Net Cash.

(a)For the purposes of this Agreement, the “Determination Date” shall be the date that is 10 calendar days prior to the anticipated date for closing of the Merger, as agreed upon by ReShape and Vyome at least 10 calendar days prior to the ReShape Stockholders’ Meeting (the “Anticipated Closing Date”). Within three calendar days following the Determination Date, ReShape shall deliver to Vyome a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, ReShape’s good faith, estimated calculation of Net Cash (using an estimate of ReShape’s accounts payable and accrued expenses, and including the cash purchase price payable in connection with the ReShape Asset Sale, in each case as of the Anticipated Closing Date and determined in a manner substantially consistent with the manner in which such items were determined for ReShape’s most recent SEC filings) (the “Net Cash Calculation”) as of the Anticipated Closing Date. ReShape shall make the work papers and back-up materials used or useful in preparing the Net Cash Schedule, as reasonably requested by Vyome, available to Vyome and, if requested by Vyome, its accountants and counsel at reasonable times and upon reasonable notice.

(b)Within three calendar days after ReShape delivers the Net Cash Schedule (the “Response Date”), Vyome will have the right to dispute any part of such Net Cash Schedule by delivering a written notice to that effect to ReShape (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Net Cash Calculation.

(c)If on or prior to the Response Date, (i) Vyome notifies ReShape in writing that it has no objections to the Net Cash Calculation or (ii) Vyome fails to deliver a Dispute Notice as provided in Section 2.10(b), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Anticipated Closing Date for purposes of this Agreement.

(d)If Vyome delivers a Dispute Notice on or prior to the Response Date, then Representatives of ReShape and Vyome shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Anticipated Closing Date for purposes of this Agreement.

(e)If Representatives of ReShape and Vyome are unable to negotiate an agreed-upon determination of Net Cash at the Anticipated Closing Date pursuant to Section 2.10(d) within three calendar days after delivery of the Dispute Notice (or such other period as ReShape and Vyome may mutually agree upon), then ReShape and Vyome shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Net Cash Calculation. ReShape shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule, and ReShape and Vyome shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within 10 calendar days of accepting its selection and the Anticipated Closing Date shall be revised as mutually agreed to by ReShape and Vyome (“Revised Anticipated Closing Date”). Vyome and ReShape shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Vyome and ReShape. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Revised Anticipated Closing Date for purposes of this Agreement, and the Parties shall delay the Closing until the resolution of the matters described in this Section 2.10(e). The fees and expenses of the Accounting Firm shall be allocated between ReShape and Vyome in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount (and for the avoidance of doubt the fees and expenses to be paid by ReShape shall reduce the Net Cash). If this Section 2.10(e) applies as to the determination of the Net Cash at the Anticipated Closing Date described in Section 2.10(a), upon resolution of the matter in accordance with this Section 2.10(e), the Parties shall not be required to determine Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Party may request a redetermination of Net Cash if the Closing Date is more than five Business Days after the Anticipated Closing Date.

2.11Dissenting Shares. Notwithstanding any provision in this Agreement to the contrary, shares of Vyome Common Stock or Vyome Preferred Stock outstanding as of immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) will not be converted into the right to receive the applicable portion of Merger Consideration. Holders of such Dissenting Shares will instead be entitled to receive payment for the fair value of such Dissenting Shares as determined in accordance with Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Dissenting Shares will be treated as if they had been converted as of the Effective Time into the right to receive the applicable portion of the Merger Consideration. Vyome will give ReShape prompt notice of any demands received by Vyome for appraisal of shares and withdrawals of any such demand, and any other communications delivered to Vyome pursuant to or in connection with Section 262 of the DGCL, and Vyome will have the right to direct all negotiations and proceedings with respect to such demands (including settlement offers).

2.12Withholding. Each of ReShape, Merger Sub and the Surviving Corporation (as applicable) shall be entitled to deduct or withhold such amounts as it determines, in its sole discretion, are necessary to cover all required withholdings from the amounts payable (including ReShape Shares deliverable) under this Agreement in accordance with the Code and any other applicable Law, and the Exchange Agent shall be entitled to so deduct or withhold to the extent it is entitled as set forth in the

General Instructions in the letter of transmittal. Any such withheld of deducted amount shall be timely paid over to the appropriate Governmental Body and treated as though such amount had been paid to the Person in respect of whom such withholding was required.

2.13Interest; No Liability. All payments made pursuant to this Article 2, shall be without interest. None of ReShape, Merger Sub nor the Surviving Corporation shall be liable to any Person in respect of any cash or securities delivered to a public official pursuant to any applicable abandoned property law, escheat law or similar Law.

2.14Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that Vyome changes the number of Total Vyome Outstanding Shares issued and outstanding prior to the Effective Time or ReShape changes the number of Total ReShape Outstanding Shares issued and outstanding prior to the Effective Time, in either case, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the consideration paid in accordance with this Agreement, including the Exchange Ratio, shall be equitably adjusted to reflect such change.

2.15Further Action. If, at any time after the Effective Time, any further action is determined by ReShape or Vyome to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to rights and property of Merger Sub and Vyome, the officers and directors of the ReShape shall be further authorized to take such action. ReShape, Merger Sub and the Surviving Corporation also shall take such further actions as may be necessary or desirable to ensure that the Exchange Agent sends out the letters of transmittal to holders of Vyome Common Stock or Vyome Preferred Stock and issues certificates or evidence of shares in book-entry form representing ReShape Shares to such stockholders in accordance with Section 2.09.

2.16Post-Merger Board and Executive Officers. The ReShape Board shall take all necessary corporate action including any amendments to the Certificate of Incorporation to cause the following to occur as of the Effective Time: (i) the directors constituting the ReShape Board shall comprise seven (7) directors duly nominated prior to the Effective Time, subject to such individuals’ ability and willingness to serve and shall include: (a) two (2) directors to be nominated by KKG Enterprises, LLC, including the Chairman of the Board of Directors, who shall initially be Krishna Gupta; (b) two (2) directors to be nominated by Shiladitya Sengupta; (c) the Chief Executive Officer, who shall be designee of Vyome (“CEO”), who shall initially be Venkateswarlu Nelabhotla; (d) two (2) non-employee Directors, one of whom shall be the designee of Vyome and the other shall be a designee of ReShape (such designee, the “ReShape Designee”), provided that the term of directorship of the ReShape Designee shall not exceed a period of two (2) years from the Effective Date; (ii) the committees of the ReShape Board shall comprise: (a) an Audit Committee of three (3) members, of which two (2) members shall be designees of Vyome; (b) a Compensation Committee of three (3) members which shall be designees of Vyome; and (c) a Nominating and Corporate Governance Committee of three (3) members which shall be designees of Vyome; and (iii) the executive officers of ReShape shall comprise: (a) the CEO which shall be a designee of Vyome; (b) a Chief Financial Officer which shall be a designee of Vyome; and (c) a Chief Medical Officer which shall be a designee of Vyome. In the event any designee identified becomes unable or unwilling to serve as a director on the ReShape Board or executive officer of ReShape as of the Effective Time, or as a chairperson of a committee or as chairman, a replacement for such designee shall be determined by Vyome or, solely with respect to the ReShape Designee, by ReShape.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF VYOME

Except as disclosed in the confidential disclosure schedule delivered by Vyome to ReShape prior to the execution and delivery of this Agreement (the “Vyome Disclosure Schedule”), Vyome represents and warrants to ReShape as follows:

3.01Organization and Corporate Power. Vyome is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of the Subsidiaries of Vyome is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization. Each of Vyome and its Subsidiaries has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and permits would not have a Material Adverse Effect on Vyome. Each of Vyome and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect on Vyome. True and complete copies of the certificate of incorporation and bylaws of Vyome, as in effect as of the date hereof, have been heretofore made available to ReShape.

3.02Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each other agreement, document, instrument or certificate contemplated hereby by Vyome and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Vyome, and, subject to obtaining the Vyome Stockholder Approval, no other proceedings on Vyome’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of Vyome, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.03Capital Stock.

(a)The authorized capital stock of Vyome consists of 20,000,000 shares of Vyome Common Stock, 1,078,560 shares of Series Seed Preferred Stock, 2,592,080 shares of Series A Preferred Stock, 965,200 shares of Series B Preferred Stock, 1,480,560 shares of Series B-1 Preferred Stock, 4,432,880 shares of Series C Preferred Stock, 530,040 shares of Series C-1 Preferred Stock 4,112,481 shares of Series D Preferred Stock, and 808,199 shares of undesignated Vyome Preferred Stock, of which, as of the date hereof, 1,893,120 shares of Vyome Common Stock and 1,078,560 shares of Series Seed Preferred Stock, 2,592,080 shares of Series A Preferred Stock, 965,200 shares of Series B Preferred Stock, 1,480,560 shares of Series B-1 Preferred Stock, 4,432,880 shares of Series C Preferred Stock, 530,040 shares of Series C-1 Preferred Stock and 4,112,481 shares of Series D Preferred Stock, which are convertible into 15,191,801 shares of Vyome Common Stock, are issued and outstanding.

(b)Section 3.03(b) of the Vyome Disclosure Schedule sets forth a true and complete list as of the date hereof of the outstanding Vyome Common Stock, Vyome Preferred Stock, Vyome Convertible Notes, Vyome Options, Vyome Restricted Stock Award and Vyome Warrants, including, with respect to each Vyome Option, Vyome Restricted Stock Award and Vyome Warrant, the number of shares of Vyome Common Stock issuable thereunder or with respect thereto, the holder thereof and the exercise price (if any).

(c)All of the outstanding shares of Vyome Common Stock and Vyome Preferred Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding shares of Vyome Common Stock and Vyome Preferred Stock were issued in compliance with all applicable Laws concerning the issuance of securities. Vyome does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by Vyome. Except as set forth on Section 3.03(b) of the Vyome Disclosure Schedule, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of Vyome, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of Vyome, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require Vyome to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of Vyome, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to Vyome or (v) bonds, debentures, notes or other indebtedness of Vyome having the right to vote on any matters on which stockholders of Vyome may vote.

(d)All of the outstanding Vyome Options and Vyome Restricted Stock Awards have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Plans and applicable Laws.

3.04Subsidiaries. The outstanding shares of capital stock or equivalent equity interests of each of Vyome’s Subsidiaries as set forth in Section 3.04 of the Vyome Disclosure Schedule are owned of record and beneficially, directly or indirectly, by Vyome free and clear of all material Liens, pledges, security interests or other encumbrances (other than Permitted Liens).

3.05No Breach. Except with respect to clauses (ii) and (iii), for any conflicts, violations, breaches, defaults or other occurrences which would not constitute a Material Adverse Effect on Vyome, the execution, delivery and performance of this Agreement by Vyome and the consummation of the transactions contemplated hereby do not (i) conflict with or violate Vyome’s Organizational Documents, (ii) assuming all consents, approvals authorizations and other actions described in Section 3.06 have been obtained and all filings and obligations described in Section 3.06 have been made, conflict with or violate any Law, statute, rule or regulation or order, judgment or decree to which Vyome, its Subsidiaries or any of its properties or assets is subject or (iii) conflict with or result in any material breach of, constitute a material default under, result in a material violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of Vyome, or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of any Vyome Material Contract.

3.06Consents, etc. Except for (i) any filings required under U.S. state securities Laws, (ii) filing of the Certificate of Merger, (iii) any filings with Governmental Authorities required in connection with the transactions contemplated pursuant to the Option Agreement and (iv) any filings of appropriate documents with the relevant authorities of other states in which Vyome or any of its Subsidiaries is qualified to do business, in each case, which have or will be made, Vyome is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Other than as stated above, no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Vyome in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for those consents, approvals and authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vyome.

3.07Financial Statements; Disclosure Controls and Procedures.

(a)Vyome has delivered to ReShape its audited financial statements as of December 31, 2023 and for the fiscal year December 31, 2023 (including balance sheet, income statement and statement of cash flows) (collectively, the “Vyome Financial Statements”). The Vyome Financial Statements have been prepared in accordance with GAAP. The Vyome Financial Statements fairly present in all material respects the financial condition and operating results of Vyome as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, Vyome has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Vyome Balance Sheet Date; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Vyome Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. Vyome maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

(b)Since the Vyome Balance Sheet Date, (i) neither Vyome nor any of its Subsidiaries nor, to the Knowledge of Vyome, any director, officer, employee, auditor, accountant or representative of Vyome or any of its Subsidiaries has received or otherwise obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Vyome or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Vyome or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and, (ii) to the Knowledge of Vyome, no attorney representing Vyome or any of its Subsidiaries, whether or not employed by Vyome or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, by Vyome or any of its officers, directors, employees or agents to the board of directors or any committee thereof or to any director or executive officer of Vyome.

3.08No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the balance sheet of Vyome as of the Vyome Balance Sheet Date; (b) as incurred after the date thereof in the ordinary course of business consistent with past practice or (c) as set forth in Section 3.08 of the Vyome Disclosure Schedule, Vyome, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of Vyome and its Subsidiaries (or disclosed in the notes to such balance sheet), that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on Vyome.

3.09Absence of Certain Developments. Except as expressly contemplated under this Agreement, since the Vyome Balance Sheet Date, there has not been any Material Adverse Effect on Vyome. Except as expressly contemplated hereby and as set forth under Section 3.09 of the Vyome Disclosure Schedule, since the Vyome Balance Sheet Date, Vyome has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and Vyome has not:

(a)amended or modified its Organizational Documents;

(b)sold, leased, assigned, transferred or purchased any material tangible assets, in each case in a single or related series of transactions, except in the ordinary course of business;

(c)issued, sold, redeemed or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(d)prior to the date hereof, declared or paid any dividend or other distribution of the assets of Vyome;

(e)made or approved any material changes in its employee benefit plans or made any material changes in wages, salary, or other compensation, including severance, with respect to its current or former officers, directors or executive employees other than increases in base salaries and wages that are consistent with past practices or as required by applicable Law or any Vyome Plan;

(f)paid, loaned or advanced (other than the advance or reimbursement of business expenses in the ordinary course of business consistent with past practice or 401(k) plan loans) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business or other than at arm’s length;

(g)except as required by applicable Law or under this Agreement, adopted, terminated or materially amended any Vyome Plans;

(h)hired or terminated any officers, consultants or employees of Vyome with annual cash compensation in excess of $100,000, except as disclosed under Schedule 3.09(h);

(i)commenced or settled any Action in which the amount in dispute is in excess of $100,000;

(j)made any material change in accounting principles, methods, procedures or policies, except as required by GAAP;

(k)made, changed or revoked any material Tax election, or settled or compromised any material Tax claim or liabilities, or filed any substantially amended material Tax Return;

(l)(i) authorized, proposed, entered into or agreed to enter into any plan of liquidation, dissolution or other reorganization or (ii) authorized, proposed, entered into or agreed to enter into any merger, consolidation or business combination with any Person;

(m)except in the ordinary course of business, incurred or discharged any Indebtedness;

(n)made capital expenditures or capital additions or betterments in excess of $100,000 in the aggregate;

(o)suffered any material damage, destruction or loss, whether or not covered by insurance;

(p)sold, assigned, transferred, abandoned or allowed to lapse or expire any material Intellectual Property rights (other than certain pending applications that have not been allowed or granted) or other intangible assets owned, used or licensed by Vyome in connection with any product of Vyome or the operation of its business;

(q)been subject to any claim or written threat of infringement, misappropriation or other violation by or against Vyome of Intellectual Property rights of Vyome or a third party;

(r)materially reduced the amount of any insurance coverage provided by existing insurance policies; or

(s)committed to do any of the foregoing.

3.10Title to Properties.

(a)Vyome and its Subsidiaries have sufficient title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the personal property and other tangible assets necessary for the conduct of the business of Vyome and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not constitute a Material Adverse Effect on Vyome. Except as set forth under Section 3.10(a) of the Vyome Disclosure Schedule, to Vyome’s Knowledge, all such items of tangible personal property are in operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices.

(b)The leased real property described in Section 3.10(b) to the Vyome Disclosure Schedule (the “Vyome Real Property”) constitutes all of the real property used, occupied or leased by Vyome or its Subsidiaries. The Vyome Real Property leases are in full force and effect, and Vyome holds a valid and existing leasehold interest in the Vyome Real Property under each such applicable lease. Neither Vyome nor, to Vyome’s Knowledge, any other party to the applicable Vyome Real Property leases is in default in any material respect under any of such leases. No event has occurred which, if not remedied, would result in a default by Vyome in any material respect under the Vyome Real Property leases, and, to Vyome’s Knowledge, no event has occurred which, if not remedied, would result in a default by any party other than Vyome in any material respect under the Vyome Real Property leases.

3.11Tax Matters.

(a)Except as set forth under Section 3.11(a) of the Vyome Disclosure Schedule, (i) Vyome and its Subsidiaries have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them, (ii) such Tax Returns are complete and correct in all material respects, (iii) Vyome and its Subsidiaries have paid all Taxes as due and payable (whether or not shown on any Tax Return) and, (iv) as of the date of the Vyome Balance Sheet Date, any liability of Vyome or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings, has been provided for in the financial statements of Vyome in accordance with applicable accounting practices and procedures. Since the date of the Vyome Balance Sheet, neither Vyome nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.

(b)Except as set forth under Section 3.11(b) of the Vyome Disclosure Schedule, no claim has been made in writing by any Governmental Body in a jurisdiction where Vyome or any of its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of

Vyome or any of its Subsidiaries. Vyome and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Neither Vyome nor any of its Subsidiaries has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(c)No material deficiencies for Taxes with respect to Vyome or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body. No material non-U.S., federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Vyome or any of its Subsidiaries.

(d)Except as set forth under Section 3.11(d) of the Vyome Disclosure Schedule: (A) There is no outstanding request for any extension of time for Vyome or any of its Subsidiaries to pay any material Tax or file any material Tax Return, other than any such request made in the ordinary course of business, and (B) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of Vyome or any of its Subsidiaries that is currently in force.

(e)Neither Vyome nor any of its Subsidiaries (as applicable) is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes). Neither Vyome nor any of its Subsidiaries (A) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the common parent of which was Vyome) or (B) has liability for the Taxes of any Person (other than Vyome or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

(f)Vyome and its Subsidiaries have established procedures and have been in compliance with the medical device excise tax provisions imposed by Section 4191 of the Code since the effective date of such provisions and to the extent it is applicable to their operations.

(g)Neither Vyome nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code (or any similar provision of state, local or non-U.S. Law).

(h)Neither Vyome nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing outside the ordinary course of business; or (v) election under Section 108(i) of the Code.

(i)Neither Vyome nor any of its Subsidiaries have taken or have failed to take, prior to the Effective Time, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(j)Neither Vyome nor any of its Subsidiaries (i) has been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state,

local or foreign law); (ii) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law); (iii) has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; (iv) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code or (v) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(k)None of Vyome’s non-U.S. Subsidiaries (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a).

(l)The prices and terms for the provision of any property or services by or to Vyome or any of its Subsidiaries are on arm’s length basis for purposes of the relevant transfer pricing laws, and all related documentation required by such laws has been timely prepared or obtained and, if necessary, retained.

(m)Neither Vyome nor any of its Subsidiaries has any item of income which could constitute subpart F income within the meaning of Section 952 of the Code.

(n)Neither Vyome nor any of its Subsidiaries has participated in or cooperated with, or has agreed to participate in or cooperate with, or is participating in or cooperating with, any international boycott within the meaning of Section 999 of the Code.

(o)Neither Vyome nor any of its Subsidiaries has deferred the withholding or remittance of any Applicable Taxes (as defined below) related or attributable to any Applicable Wages (as defined below) for any employees of Vyome or any of its Subsidiaries up to and through and including Closing Date, notwithstanding Internal Revenue Service Notice 2020-65 (or any comparable regime for state or local Tax purposes). The term “Applicable Taxes” mean such Taxes, and the term “Applicable Wages” means such wages, as defined in Internal Revenue Service Notice 2020-65 (and any corresponding Taxes under state or local tax applicable Law).

(p)Vyome has provided or made available to ReShape all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial or non-U.S. government. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order.

3.12Contracts and Commitments.

(a)As of the date hereof, except as set forth under Section 3.12(a) of the Vyome Disclosure Schedule, Vyome is not a party to nor bound by any:

(i)“material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Vyome or any of its Subsidiaries;

(ii)Contract (A) relating to the disposition or acquisition by Vyome or any of its Subsidiaries of a material amount of assets (1) after the date of this Agreement, other than in the ordinary course of business consistent with past practice, or (2) prior to the date hereof, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect that are reasonably likely, under any of them, to result in claims in excess of $100,000 or (B) pursuant to which Vyome or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than Vyome’s Subsidiaries;

(iii)collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body;

(iv)Contract establishing any joint ventures, partnerships or similar arrangements;

(v)Contract (A) prohibiting or materially limiting the right of Vyome to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating Vyome to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any product of Vyome on an exclusive basis to any Person or group of Persons or in any geographical area but excluding any distribution, sales representative, sales agent or similar agreement under which Vyome has granted a Person an exclusive geographical area and under which Vyome paid commissions less than $100,000 to such Person in 2023 or from whom Vyome received less than $100,000 from the sale of product to said Person in 2023;

(vi)Contract pursuant to which Vyome or any of its Subsidiaries (i) licenses any material Intellectual Property from another Person that is used by Vyome or one of its Subsidiaries in the conduct of its business as currently conducted that could require payment by Vyome or any Subsidiary of royalties or license fees exceeding $100,000 in any twelve (12) month period, or (ii) licenses Vyome Intellectual Property to another Person, except licenses provided to direct customers in the ordinary course of business;

(vii)mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $100,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned subsidiaries, in each case in the ordinary course of business consistent with past practice;

(viii)Contract providing for any guaranty by Vyome or any of its Subsidiaries of third-party obligations (under which Vyome or any of its Subsidiaries has continuing obligations as of the date hereof) of $100,000 or more, other than any guaranty by Vyome or any of its Subsidiaries’ obligations;

(ix)Contract between Vyome, on the one hand, and any Affiliate of Vyome (other than a Subsidiary of Vyome), on the other hand (other than a Vyome Plan);

(x)Contract containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than Vyome or its Subsidiaries;

(xi)Contract under which Vyome and Vyome’s Subsidiaries are expected to make annual expenditures or receive annual revenues in excess of $100,000 during the current or a subsequent fiscal year; or

(xii)Contract to enter into any of the foregoing.

(b)ReShape has been given access to a true and correct copy of all written Vyome Material Contracts, together with all material amendments, waivers or other changes thereto. There are no oral Vyome Material Contracts.

(c)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vyome and except as set forth under Section 3.12(c) of the Vyome Disclosure Schedule, (i) Vyome is not in default under any Contract listed, or required to be listed, in Section 3.12(a) of the Vyome Disclosure Schedule (each, a “Vyome Material Contract” and, collectively, the “Vyome Material Contracts”) and (ii) to Vyome’s Knowledge, as of the date hereof, the other party to each of the Vyome Material Contracts is not in default thereunder. Each Vyome Material Contract is legal and in full force and effect and is valid, binding and enforceable against Vyome and, to Vyome Knowledge, each other party thereto. As of the date hereof, no party to any Vyome Material Contract has given any written notice, or to the Knowledge of Vyome, any notice (whether or not written) of termination or cancellation of any Vyome Material Contract or that it intends to seek to terminate or cancel any Vyome Material Contract (whether as a result of the transactions contemplated hereby or otherwise).

3.13Intellectual Property.

(a)All of the issued patents, registered domain names, registered trademarks and service marks, registered copyrights and pending applications for any of the foregoing that are still being prosecuted, that are currently owned by Vyome or any of its Subsidiaries are set forth in Section 3.13 of the Vyome Disclosure Schedule (together with all material unregistered Intellectual Property currently owned, “Vyome Intellectual Property”). (i) One or more of Vyome and its Subsidiaries owns and possesses all right, title and interest in and to each item of the Vyome Intellectual Property free and clear of all liens other than Permitted Liens; (ii) to the Knowledge of Vyome, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has previously within the past four (4) years infringed, misappropriated, diluted or otherwise violated, any Vyome Intellectual Property; and (iii) no Person has provided written notice of a claim or action or, to the Knowledge of Vyome, threatened a claim or action, challenging the ownership, validity or scope of any Vyome Intellectual Property, and no item of Vyome Intellectual Property is the subject of any outstanding order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Body or arbitrator of which Vyome has received written notice.

(b)To Vyome’s Knowledge, Vyome and its Subsidiaries, their Products and the business of Vyome and its Subsidiaries as currently conducted, does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property owned by another Person and has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property owned by another Person within the past four (4) years. Except as set forth under Section 3.13(b) of the Vyome Disclosure Schedule, to Vyome’s Knowledge, Vyome and its Subsidiaries have not, within the past four (4) years, received any charge, complaint, claim, demand, notice or other communication alleging any infringement, misappropriation, dilution, invalidation or other violation (including any claim that Vyome or a Subsidiary must license or refrain from using any Intellectual Property of another Person in order to avoid infringement, misappropriation, dilution or other violation) of the Intellectual Property of another Person, and there is no pending action, claim, or suit alleging any such infringement, misappropriation, dilution, invalidation or other violation.

(c)Vyome and its Subsidiaries own or have the right to use all Technology necessary for the manufacture, use and sale of Products, as currently marketed for sale, and for the conduct of the business of Vyome and such Subsidiary, respectively, as currently conducted; provided, however, that the foregoing will not be interpreted as a representation regarding the infringement, misappropriation, dilution or other violation of Intellectual Property owned by another Person, which topic is dealt with exclusively in Section 3.13(b) above.

(d)Vyome and its Subsidiaries have taken commercially reasonable efforts to protect and preserve their rights in all Vyome Intellectual Property. To the Knowledge of Vyome, all employees, contractors and consultants who have created Intellectual Property used in the conduct of the business of Vyome or a Subsidiary as currently conducted have assigned to one or more of Vyome or its Subsidiaries all of their rights therein, to the full extent permitted by Law and to the extent such rights would not automatically vest with Vyome or one of its Subsidiaries by operation of Law.

3.14Litigation. Except as set forth in Section 3.14 of the Vyome Disclosure Schedule, there are (a) no Actions pending or, (b) to Vyome’s Knowledge, no Actions threatened against Vyome or any of its Subsidiaries, at law or in equity, or before or by any federal, state, provincial, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, and Vyome and its Subsidiaries are not subject to or in violation of any outstanding judgment, order or decree of any court or Governmental Body in each case that would, individually or in the aggregate, have a Material Adverse Effect on Vyome. This Section 3.14 shall not apply to Taxes, with respect to which exclusively the representations and warranties in Section 3.11 shall apply.

3.15Insurance. Section 3.15 of the Vyome Disclosure Schedule lists each material insurance policy maintained by Vyome or, to Vyome’s Knowledge, under which Vyome is a named insured or otherwise the principal beneficiary of coverage, including the policy number and the period, type and amount of coverage. All such insurance policies are in full force and effect and shall continue in effect until the Closing Date. Such insurance policies are sufficient, in all material respects in the aggregate, with the operation of Vyome’s business for the industry in which it operates. Vyome is not in default with respect to its obligations under any such insurance policies and, to Vyome’s Knowledge, there is no threatened termination of, or threatened premium increase with respect to, any of such policies, other than in connection with Vyome’s annual renewal process.

3.16Employee Benefit Plans.

(a)Section 3.16 of the Vyome Disclosure Schedule lists all material Vyome Plans. Each Vyome Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code has received a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service that remains current to the effect that the form of such Vyome Plan is so qualified, and Vyome is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Vyome Plan. Each Vyome Plan complies in form and in operation in all material respects with the requirements of the Code, ERISA and other applicable Law; and Vyome has not become subject to any material liability by reason of (i) a failure to make any contribution to a Vyome Plan intended to be qualified under Section 401(a) of the Code within the time prescribed for the contribution under ERISA, or (ii) a breach of fiduciary duty or prohibited transaction under ERISA or any other applicable Law, in each case with respect to a Vyome Plan.

(b)With respect to each material Vyome Plan, Vyome has made available true and complete copies of the following (as applicable) prior to the date hereof: (i) the plan document, including all amendments thereto; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents; (iv) a copy of the most recent financial statements for the plan; (v) a copy of all material correspondence with any

Governmental Body relating to a Vyome Plan received or sent within the last two years and (vi) the most recent determination or opinion letter.

(c)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Vyome, with respect to the Vyome Plans, (i) all required contributions to, and premiums payable in respect of, such Vyome Plan have been made or, to the extent not required to be made on or before the date hereof, have been properly accrued on Vyome’s financial statements in accordance with GAAP, and (ii) there are no actions, audits, suits or claims pending or, to Vyome’s Knowledge, threatened, other than routine claims for benefits.

(d)No Vyome Plan is, and neither Vyome nor any of its ERISA Affiliates has at any time in the past six years sponsored or contributed to, or has or has had any liability or obligation whether fixed or contingent, with respect to (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). Neither Vyome nor its Subsidiaries has any obligation to provide a current or former employee or other service provider (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with Vyome or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law and coverage through the end of the month of termination of employment.

(e)Except as otherwise contemplated by this Agreement, neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any payment (including severance, bonus or other similar payment) becoming due to any current or former director, employee or individual independent contractor, (ii) increase or otherwise enhance any benefits or compensation otherwise payable to any such individual, (iii) result in the acceleration of the time of payment or vesting of any benefits under any Vyome Plan, (iv) require Vyome or its Subsidiaries to set aside any assets to fund any benefits under a Vyome Plan or result in the forgiveness in whole or in part of any outstanding loans made by Vyome to any Person, or (v) result in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax law). Vyome has no obligation to pay any gross-up in respect of any Tax under Code Section 4999 or Section 409A (or any corresponding provision of state, local or foreign Tax law).

3.17Compliance with Law; Permits.

(a)Vyome and each of its Subsidiaries hold all Permits from Governmental Bodies required to operate their respective businesses as they are being conducted as of the date hereof, and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect on Vyome, and no proceeding is pending or, to the Knowledge of Vyome, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit. Neither Vyome nor any of its Subsidiaries is in material violation of, or in default under, any Law, in each case applicable to Vyome or any of its Subsidiaries or any of their respective assets and properties. Notwithstanding the foregoing, this Section 3.17 shall not apply to Taxes, employee benefit plans, environmental matters, labor and employment matters or regulatory matters, which are the subjects exclusively of the representations and warranties in Section 3.11, Section 3.16, Section 3.18, Section 3.19 and Section 3.20, respectively.

(b)None of Vyome, any of Vyome’s Subsidiaries, any of their respective officers or employees or, to the Knowledge of Vyome, any of its suppliers, distributors, licensees or agents, or any other Person acting on behalf of Vyome or any of its Subsidiaries, directly or indirectly, has (i) made or received any payments in violation of any Law (including the U.S. Foreign Corrupt Practices Act), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit to or from any employee, official or agent of any Governmental Body where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit, or the purpose thereof, was illegal under any Law (including the U.S. Foreign Corrupt Practices Act) (any such payment, a “Prohibited Payment”); (ii) provided or received any product or services in violation of any Law (including the U.S. Foreign Corrupt Practices Act); or (iii) been subject to any investigation by any Governmental Body with regard to any Prohibited Payment.

3.18Environmental Compliance and Conditions. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vyome,

(a)Vyome is and has been in compliance with all Environmental Laws;

(b)Vyome holds, and is and has been in compliance with, all authorizations, licenses and permits required under Environmental Laws to operate its business at the Vyome Real Property as presently conducted;

(c)Vyome has not received any notice from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws;

(d)no Hazardous Substance has ever been released, generated, treated, contained, handled, used, manufactured, processed, buried, disposed of, deposited or stored by Vyome or on, under or about any of the real property occupied or used by Vyome. Vyome has not disposed of or released or allowed or permitted the release of any Hazardous Substance at any real property, including the Vyome Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws; and

(e)to Vyome’s Knowledge, there are no and have never been any Hazardous Substances present on, at, in or under any real property currently or formerly owned, leased or used by Vyome for which Vyome has, or may have, Liability.

3.19Employment and Labor Matters. Vyome is not a party to or bound by any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body, and there are no such agreements which pertain to employees of Vyome in existence or in negotiation; and no employees of Vyome are represented by a labor union, works council or other employee representative body (other than any statutorily mandated representation in non-U.S. jurisdictions). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Vyome, (a) Vyome has not experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two (2) years; and (b) there are no Actions or any disputes pending or threatened (A) between Vyome and any of its current or former employees or individual independent contractors or (B) by or before any Governmental Body affecting Vyome concerning employment matters. There is no current campaign being conducted to solicit cards from or otherwise organize employees of Vyome or to authorize a labor union, works council or other employee representative body to request that the National Labor Relations Board (or any other

Governmental Body) certify or otherwise recognize such a body with respect to employees of Vyome, and Vyome has not been subject to an application by a labor union, works council or other employee representative body to be declared a common or related employer under labor relations legislation. Vyome is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, discrimination, employment equity, workers’ compensation, safety and health, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law. There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to Vyome within the six (6) months prior to the date hereof. As of the date hereof, to Vyome’s Knowledge, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to Vyome or any of its Subsidiaries to terminate employment with Vyome or any of its Subsidiaries within the next twelve (12) months.

3.20FDA and Regulatory Matters.

(a)Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Vyome, Vyome is, and since December 31, 2020, has been, in compliance with all Healthcare Laws applicable to Vyome and its Products. Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Vyome, the design, development, investigation, manufacture, testing, sale, marketing and distribution of Products by or on behalf of Vyome is being, and has been since December 31, 2020, conducted in material compliance with all applicable Healthcare Laws, including, without limitation, requirements relating to clinical and non-clinical research, product approval or clearance, premarketing notification, labeling, advertising and promotion, record-keeping, adverse event reporting, reporting of corrections and removals, and current good manufacturing practices for medical device products. Vyome and, to Vyome’s Knowledge, any contract manufacturers assisting in the manufacture of the Products or Product components are, and, since December 31, 2020, have been, in compliance with FDA’s device registration and listing requirements to the extent required by applicable Healthcare Laws insofar as they pertain to the manufacture of Products or Product components for Vyome, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Vyome. Vyome has not received written notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Body, including, without limitation, the Centers for Medicare & Medicaid Services and the U.S. Department of Health and Human Services Office of Inspector General, or any comparable state or federal Governmental Body alleging potential or actual non-compliance by, or Liability of, Vyome under any Healthcare Law.

(b)Vyome holds such Permits of Governmental Bodies required for the conduct of its business as currently conducted, including, without limitation, those Permits necessary to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, shipment, distribution and promotion of its Products in jurisdictions where it currently conducts such activities with respect to each Product (collectively, the “Vyome Licenses”), except to the extent where the failure to hold such Permits would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Vyome. Vyome has fulfilled and performed all of its obligations with respect to each Vyome License and is in material compliance with all terms and conditions of each Vyome License, and, to Vyome’s Knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation, suspension or termination thereof or would result in any other impairment of the rights of the holder of any Vyome License, except to the extent where the failure to be in material compliance would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Vyome. Vyome has not received any written information or written notification from the FDA or any other Governmental Body with jurisdiction over the testing, marketing, sale, use, handling and control, safety, efficacy, reliability, distribution or manufacturing of medical devices which would reasonably be expected to lead to the denial of any application for marketing approval or clearance currently pending before the FDA or any other Governmental Body.

(c)All material filings, reports, documents, claims, submissions and notices required to be filed, maintained or furnished to the FDA, state or other Governmental Bodies have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), including adverse event reports, medical device reports and reports of corrections and removals with regard to the Products. All applications, notifications, submissions, information, claims, reports, filings and other data and conclusions derived therefrom utilized as the basis for, or submitted in connection with, any and all requests for a Vyome License from the FDA or other Governmental Body relating to Vyome or its businesses or the Products, when submitted to the FDA or any other Governmental Body, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings and other data have been submitted to the FDA or other Governmental Body and as so updated, changed, corrected or modified remain true, accurate and complete in all material respects and do not materially misstate any of the statements or information included therein or omit to state a material fact necessary to make the statements therein not misleading.

(d)Vyome has not received any written notice or other communication from the FDA or any other Governmental Body contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Products. No manufacturing site which assists in the manufacture of the Products or Product components (whether Vyome-owned or operated or that of a contract manufacturer for any Products or Product components) has been subject to a Governmental Body (including the FDA) shutdown or import or export detention, refusal or prohibition. Neither Vyome nor, to Vyome’s Knowledge, any manufacturing site which assists in the manufacture of any material Products or material Product components (whether Vyome-owned or operated or that of a contract manufacturer for the Products or Product components) has received, since December 31, 2020, any FDA Form 483 or other Governmental Body notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Body alleging or asserting noncompliance with any applicable Healthcare Laws or Vyome Licenses or alleging a lack of safety or effectiveness from the FDA or any other Governmental Body, and, to Vyome’s Knowledge, there is no such action or proceeding pending or threatened.

(e)The FDA has not mandated that Vyome recall any of its Products. There are no recalls of any of Vyome’s Products contemplated by Vyome or pending. Since December 31, 2020, there have been no recalls (either voluntary or involuntary), field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product component, or seizures ordered or adverse regulatory actions taken (or, to Vyome’s Knowledge, threatened) by the FDA or any Governmental Body with respect to any of the Products or Product components or any facilities where Products or Product components are developed, designed, tested, manufactured, assembled, processed, packaged or stored.

(f)Except as set forth on Section 3.20(f) of the Vyome Disclosure Schedule, there are no clinical trials that are being conducted as of the date hereof by or on behalf of, or sponsored by, Vyome.

(g)Vyome is not the subject of any pending or, to the Knowledge of Vyome, threatened investigation regarding Vyome or the Products by the FDA pursuant to the FDA Fraud Policy. Neither Vyome nor, to the Knowledge of Vyome, any officer, employee, agent or distributor of Vyome has made an untrue statement of material fact to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke the FDA Fraud Policy or any similar policy. Neither Vyome nor, to the Knowledge of Vyome, any officer, employee, agent or distributor of Vyome has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. No claims, actions, proceedings or investigation that would reasonably be expected to result in a debarment or exclusion are pending or, to the Knowledge of Vyome, threatened, against Vyome or, to the Knowledge of Vyome, any of its directors, officers, employees or agents.

3.21Brokerage. Other than Chardan Capital Markets, LLC, no Person shall be entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Vyome. ReShape has been given access to a true and correct copy of all Contracts entitling any person to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of Vyome, together with all amendments, waivers or other changes thereto.

3.22Disclosure. None of the information supplied or to be supplied by or on behalf of Vyome for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act or (b) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the Vyome Stockholders, or at the time of the Vyome Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Vyome Stockholders’ Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Vyome makes no representation or warranty with respect to any information supplied by or to be supplied by ReShape that is included or incorporated by reference in the foregoing document. The representations and warranties contained in this Section 3.22 will not apply to statements or omissions included in the Registration Statement or Joint Proxy Statement upon information furnished to Vyome in writing by the other parties hereto specifically for use therein.

3.23Board Approval; Vote Required.

(a)The Vyome Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are in the best interests of Vyome and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and declared this Agreement advisable and (iii) recommended that the stockholders of Vyome adopt this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn.

(b)Other than the Vyome Stockholder Approval, no other corporate proceeding is necessary to authorize the execution, delivery or performance of this Agreement and the transactions contemplated thereby.

3.24No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 OF THIS AGREEMENT (AS MODIFIED BY THE VYOME DISCLOSURE SCHEDULE), VYOME MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND VYOME HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF RESHAPE AND MERGER SUB

Except as disclosed in (a) the ReShape SEC Documents furnished or filed prior to the date hereof (excluding any disclosures relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature and disclosures referenced under the captions “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk”) and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein) or (b) the confidential disclosure schedule delivered by ReShape to Vyome prior to the execution and delivery of this Agreement (the “ReShape Disclosure Schedule”), ReShape and Merger Sub represent and warrant to Vyome as follows:

4.01Organization and Corporate Power. ReShape is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of the Subsidiaries of ReShape is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization. Each of ReShape and its Subsidiaries has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and permits would not have a Material Adverse Effect on ReShape. Each of ReShape and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect on ReShape. True and complete copies of the certificate of incorporation and bylaws of ReShape, as in effect as of the date hereof, have been heretofore made available to Vyome.

4.02Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each other agreement, document, or instrument or certificate contemplated hereby by ReShape and Merger Sub and, subject to obtaining the ReShape Stockholder Approval, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of ReShape and Merger Sub, and, subject to obtaining the ReShape Stockholder Approval, the resolution to issue ReShape Shares to former holders of Vyome Common Stock and Vyome Preferred Stock in connection with the Merger and the implementation of the Certificate of Incorporation, no other proceedings on ReShape’s or Merger Sub’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of ReShape and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03Capital Stock.

(a)The authorized capital stock of ReShape consists of 300,000,000 shares of ReShape Shares and 10,000,000 shares of preferred stock, of which, as of the date hereof, 29,387,048 ReShape Shares, and 95,388 shares of ReShape Series C Preferred Stock, which are convertible into 10 shares of ReShape Shares, were issued and outstanding.

(b)Section 4.03(b) of the ReShape Disclosure Schedule sets forth a true and complete list as of the date hereof of the outstanding ReShape Shares, ReShape Options, ReShape RSUs and ReShape Warrants, including, with respect to each ReShape Option, ReShape RSU award and ReShape Warrant, the number of ReShape Shares issuable thereunder or with respect thereto, the holder thereof thereto and the exercise price (if any).

(c)All of the outstanding ReShape Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding ReShape Shares were issued in compliance with all applicable Laws concerning the issuance of securities. Except for the ReShape Warrants, ReShape does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by ReShape. Except as set forth on Section 4.03(b) of the ReShape Disclosure Schedule, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of ReShape; (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of ReShape; (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require ReShape to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of ReShape; (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to ReShape or (v) bonds, debentures, notes or other indebtedness of ReShape having the right to vote on any matters on which stockholders of ReShape may vote.

(d)All of the outstanding ReShape Options, ReShape Warrants and ReShape RSUs have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Plans and applicable Laws.

4.04Subsidiaries. All of the outstanding shares of capital stock or equivalent equity interests of each of ReShape’s Subsidiaries are owned of record and beneficially, directly or indirectly, by ReShape free and clear of all material Liens, pledges, security interests or other encumbrances (other than Permitted Liens).

4.05No Breach. Except with respect to clauses (ii) and (iii), for any conflicts, violations, breaches, defaults or other occurrences which would not constitute a Material Adverse Effect on ReShape, the execution, delivery and performance of this Agreement by ReShape and, subject to obtaining the ReShape Stockholder Approval, the consummation of the transactions contemplated hereby do not (i) conflict with or violate ReShape’s Organizational Documents, (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.06 have been obtained and all filings and obligations described in Section 4.06 have been made, conflict with or violate any Law, statute, rule or regulation or order, judgment or decree to which ReShape, its Subsidiaries or any of its properties or assets is subject or (iii) conflict with or result in any material breach of, constitute a material default under, result in a material violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of ReShape or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of any ReShape Material Contract.

4.06Consents, etc. Except for (i) applicable requirements of the Exchange Act, (ii) the filing of the Registration Statement under the Securities Act, (iii) any filings required under U.S. state securities Laws, (iv) any filings required by Nasdaq, (v) the filing of the Certificate of Merger and (vi) any filings of appropriate documents with the relevant authorities of other states in which ReShape or any of its Subsidiaries is qualified to do business, in each case which have or will be made, ReShape is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. Other than as stated above, no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by ReShape in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for those consents, approvals and authorizations the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ReShape.

4.07SEC Reports; Disclosure Controls and Procedures.

(a)ReShape has filed or furnished all reports and other documents with the SEC required to be filed or furnished by ReShape since January 1, 2023 (the “ReShape SEC Documents”). As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing), (i) each of the ReShape SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the requirements of SOX, each as in effect on the date so filed or furnished, and (ii) none of the ReShape SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)The financial statements (including related notes, if any) contained in the ReShape SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments) and (iii) fairly presented in all material respects the consolidated financial position of ReShape and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of ReShape and its consolidated Subsidiaries for the periods covered thereby.

(c)ReShape has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. ReShape (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by ReShape in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to ReShape’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to ReShape’s auditors and the audit committee of the ReShape Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect ReShape’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in ReShape’s internal control over financial reporting. Since December 31, 2022, any material change in internal control over financial reporting required to be disclosed in any ReShape SEC Document has been so disclosed.

(d)Since the ReShape Balance Sheet Date, (i) neither ReShape nor any of its Subsidiaries nor, to the Knowledge of ReShape, any director, officer, employee, auditor, accountant or representative of ReShape or any of its Subsidiaries has received or otherwise obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ReShape or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that ReShape or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and, (ii) to the Knowledge of ReShape, no attorney representing ReShape or any of its Subsidiaries, whether or not employed by ReShape or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, by ReShape or any of its officers, directors, employees or agents to the board of directors or any committee thereof or to any director or executive officer of ReShape.

(e)ReShape is in material compliance with the applicable listing and corporate governance rules and regulations of Nasdaq.

4.08No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the ReShape Balance Sheet included in the ReShape SEC Documents; (b) as incurred after the date thereof in the ordinary course of business consistent with past practice or (c) as set forth in Section 4.08 of the ReShape Disclosure Schedule, ReShape, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of ReShape and its Subsidiaries (or disclosed in the notes to such balance sheet), that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on ReShape.

4.09Absence of Certain Developments. Since the ReShape Balance Sheet Date, there has not been any Material Adverse Effect on ReShape. Except as expressly contemplated hereby, since the ReShape Balance Sheet Date, ReShape has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and ReShape has not:

(a)amended or modified its Organizational Documents;

(b)sold, leased, assigned, transferred or purchased any material tangible assets, in each case in a single or related series of transactions, except in the ordinary course of business;

(c)issued, sold, redeemed or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities or warrants, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

(d)prior to the date hereof, declared or paid any dividend or other distribution of the assets of ReShape;

(e)made or approved any material changes in its employee benefit plans or made any material changes in wages salary, or other compensation, including severance, with respect to its current or former officers, directors or executive employees, other than increases in base salaries and wages that are consistent with past practices or as required by applicable Law or any ReShape Plan;

(f)paid, loaned or advanced (other than the advance or reimbursement of business expenses in the ordinary course of business consistent with past practice or 401(k) plan loans) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its directors or officers outside the ordinary course of business or other than at arm’s length;

(g)except as required by applicable Law, adopted, terminated or materially amended any ReShape Plans;

(h)hired or terminated any officers or employees of ReShape with annual cash compensation in excess of $100,000;

(i)commenced or settled any Action in which the amount in dispute is in excess of $100,000;

(j)made any material change in accounting principles, methods, procedures or policies, except as required by GAAP;

(k)made, changed or revoked any material Tax election, or settled or compromised any material Tax claim or liabilities, or filed any substantially amended material Tax Return;

(l)(i) authorized, proposed, entered into or agreed to enter into any plan of liquidation, dissolution or other reorganization or (ii) authorized, proposed, entered into or agreed to enter into any merger, consolidation or business combination with any Person;

(m)except in the ordinary course of business, incurred or discharged any Indebtedness;

(n)made capital expenditures or capital additions or betterments in excess of $100,000 in the aggregate;

(o)suffered any material damage, destruction or loss, whether or not covered by insurance;

(p)sold, assigned, transferred, abandoned or allowed to lapse or expire any material Intellectual Property rights (other than certain pending applications that have not been allowed or granted) or other intangible assets owned, used or licensed by ReShape in connection with any product of ReShape or the operation of its business;

(q)been subject to any claim or written threat of infringement, misappropriation or other violation by or against ReShape of Intellectual Property rights of ReShape or a third party;

(r)materially reduced the amount of any insurance coverage provided by existing insurance policies; or

(s)committed to do any of the foregoing.

4.10Title to Properties.

(a)ReShape and its Subsidiaries have sufficient title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the personal property and other tangible assets necessary for the conduct of the business of ReShape and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not constitute a Material Adverse Effect on ReShape. To ReShape’s Knowledge, all such items of tangible personal property are in operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices.

(b)The leased real property described in Section 4.10(b) to the ReShape Disclosure Schedule (the “ReShape Real Property”) constitutes all of the real property used, occupied or leased by ReShape or its Subsidiaries. The ReShape Real Property leases are in full force and effect, and ReShape holds a valid and existing leasehold interest in the ReShape Real Property under each such applicable lease. Neither ReShape nor, to ReShape’s Knowledge, any other party to the applicable ReShape Real Property leases is in default in any material respect under any of such leases. No event has occurred which, if not remedied, would result in a default by ReShape in any material respect under the ReShape Real Property leases, and, to ReShape’s Knowledge, no event has occurred which, if not remedied, would result in a default by any party other than ReShape in any material respect under the ReShape Real Property leases.

4.11Tax Matters.

(a)(i) ReShape and its Subsidiaries have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them, (ii) such Tax Returns are complete and correct in all material respects, (iii) ReShape and its Subsidiaries have paid all Taxes as due and payable (whether or not shown on any Tax Return) and, (iv) as of the date of the ReShape Balance Sheet Date, any liability of ReShape or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings, has been provided for in the financial statements of ReShape in accordance with applicable accounting practices and procedures. Since the date of the ReShape Balance Sheet, neither ReShape nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.

(b)No claim has been made in writing by any Governmental Body in a jurisdiction where ReShape and any of its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of ReShape or any of its Subsidiaries. ReShape and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Neither ReShape nor any of its Subsidiaries has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(c)No material deficiencies for Taxes with respect to ReShape or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body. No material non-U.S., federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to ReShape or any of its Subsidiaries.

(d)(A) There is no outstanding request for any extension of time for ReShape or any of its Subsidiaries to pay any material Tax or file any material Tax Return, other than any such request made in the ordinary course of business, and (B) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of ReShape or any of its Subsidiaries that is currently in force.

(e)Neither ReShape nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes). Neither ReShape nor any of its Subsidiaries (A) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the common parent of which was ReShape) or (B) has liability for the Taxes of any Person (other than ReShape or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

(f)ReShape and its Subsidiaries have established procedures and have been in compliance with the medical device excise tax provisions imposed by Section 4191 of the Code since the effective date of such provisions and to the extent it is applicable to their operations.

(g)Neither ReShape nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code (or any similar provision of state, local or non-U.S. Law).

(h)Neither ReShape nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing outside the ordinary course of business; or (v) election under Section 108(i) of the Code.

(i)Neither ReShape nor any of its Subsidiaries have taken or have failed to take, prior to the Effective Time, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code.

(j)Neither ReShape nor any of its Subsidiaries (i) has been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (ii) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law); (iii) has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; (iv) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code or (v) has engaged in a trade or business, had a permanent establishment or received written notice from a non-U.S. Tax authority that it has a permanent establishment (in each case within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(k)None of ReShape’ non-U.S. Subsidiaries (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a).

(l)The prices and terms for the provision of any property or services by or to ReShape or any of its Subsidiaries are arm’s length for purposes of the relevant transfer pricing laws, and all related documentation required by such laws has been timely prepared or obtained and, if necessary, retained.

(m)Neither ReShape nor any of its Subsidiaries has any item of income which could constitute subpart F income within the meaning of Section 952 of the Code.

(n)Neither ReShape nor any of its Subsidiaries has participated in or cooperated with, or has agreed to participate in or cooperate with, or is participating in or cooperating with, any international boycott within the meaning of Section 999 of the Code.

(o)Neither ReShape nor any of its Subsidiaries has deferred the withholding or remittance of any Applicable Taxes (as defined in Section 3.11(o)) related or attributable to any Applicable Wages (as defined in Section 3.11(o)) for any employees of ReShape or any of its Subsidiaries up to and through and including Closing Date, notwithstanding Internal Revenue Service Notice 2020-65 (or any comparable regime for state or local Tax purposes).

(p)ReShape has provided or made available to Vyome all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial or non-U.S. government. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order.

4.12Contracts and Commitments.

(a)As of the date hereof, ReShape is not party to nor bound by any:

(i)“material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to ReShape or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with ReShape’s Annual Report on Form 10-K for the year ended December 31, 2023, or any ReShape SEC Documents filed after the date of filing of such Form 10-K until the date hereof;

(ii)Contract (A) relating to the disposition or acquisition by ReShape or any of its Subsidiaries of a material amount of assets (1) after the date of this Agreement other than in the ordinary course of business consistent with past practice or (2) prior to the date hereof, which contains any material ongoing obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect that are reasonably likely, under any of them, to result in claims in excess of $100,000 or (B) pursuant to which ReShape or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than ReShape’s Subsidiaries;

(iii)collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body;

(iv)Contract establishing any joint ventures, partnerships or similar arrangements;

(v)Contract (A) prohibiting or materially limiting the right of ReShape to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating ReShape to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any product of ReShape on an exclusive basis to any Person or group of Persons or in any geographical area but excluding any distribution, sales representative, sales agent or similar agreement under which ReShape has granted a Person an exclusive geographical area and under which ReShape paid commissions less than $100,000 to such Person in 2023, or from whom ReShape received less than $100,000 from the sale of product to said Person in 2023;

(vi)Contract pursuant to which ReShape or any of its Subsidiaries (i) licenses any material Intellectual Property from another Person that is used by ReShape or one of its Subsidiaries in the conduct of its business as currently conducted that could require payment by ReShape or any Subsidiary of royalties or license fees exceeding $100,000 in any twelve (12) month period or (ii) licenses ReShape Intellectual Property to another Person, except licenses provided to direct customers in the ordinary course of business;

(vii)mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $100,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned subsidiaries, in each case in the ordinary course of business consistent with past practice;

(viii)Contract providing for any guaranty by ReShape or any of its Subsidiaries of third-party obligations (under which ReShape or any of its Subsidiaries has continuing obligations as of the date hereof) of $100,000 or more, other than any guaranty by ReShape or any of its Subsidiaries’ obligations;

(ix)Contract between ReShape, on the one hand, and any Affiliate of ReShape (other than a Subsidiary of ReShape), on the other hand (other than a ReShape Plan);

(x)Contract containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than ReShape or its Subsidiaries;

(xi)Contract under which ReShape and ReShape’s Subsidiaries are expected to make annual expenditures or receive annual revenues in excess of $100,000 during the current or a subsequent fiscal year; or

(xii)Contract to enter into any of the foregoing.

(b)Vyome has been given access to a true and correct copy of all written ReShape Material Contracts, together with all material amendments, waivers or other changes thereto. There are no oral ReShape Material Contracts.

(c)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ReShape, (i) ReShape is not in default under any Contract listed, or required to be listed, in Section 4.12(a) of the ReShape Disclosure Schedule (each, an “ReShape Material

Contract” and, collectively, the “ReShape Material Contracts”), and, (ii) to ReShape’s Knowledge, as of the date hereof, the other party to each of the ReShape Material Contracts is not in default thereunder. Each ReShape Material Contract is legal and in full force and effect and is valid, binding and enforceable against ReShape and, to ReShape’s Knowledge, each other party thereto. As of the date hereof, no party to any ReShape Material Contract has given any written notice, or to the Knowledge of ReShape, any notice (whether or not written) of termination or cancellation of any ReShape Material Contract or that it intends to seek to terminate or cancel any ReShape Material Contract (whether as a result of the transactions contemplated hereby or otherwise).

4.13Intellectual Property.

(a)All of the issued patents, registered domain names, registered trademarks and service marks, registered copyrights and pending applications for any of the foregoing that are still being prosecuted, that are currently owned by ReShape or any of its Subsidiaries are set forth in Section 4.13 of the ReShape Disclosure Schedule (together with all material unregistered Intellectual Property currently owned, “ReShape Intellectual Property”). (i) One or more of ReShape and its Subsidiaries owns and possesses all right, title and interest in and to each item of the ReShape Intellectual Property free and clear of all liens other than Permitted Liens; (ii) to the Knowledge of ReShape, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has previously within the past four (4) years infringed, misappropriated, diluted or otherwise violated, any ReShape Intellectual Property and (iii) no Person has provided written notice of a claim or action or, to the Knowledge of ReShape, threatened a claim or action, challenging the ownership, validity or scope of any ReShape Intellectual Property, and no item of ReShape Intellectual Property is the subject of any outstanding order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Body or arbitrator of which ReShape has received written notice.

(b)To ReShape’s Knowledge, ReShape and its Subsidiaries, their Products and the business of ReShape and its Subsidiaries as currently conducted, does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property owned by another Person and has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property owned by another Person within the past four (4) years. To ReShape’s Knowledge, ReShape and its Subsidiaries have not, within the past four (4) years, received any charge, complaint, claim, demand, notice or other communication alleging any infringement, misappropriation, dilution or other violation (including any claim that ReShape or a Subsidiary must license or refrain from using any Intellectual Property of another Person in order to avoid infringement, misappropriation, dilution or other violation) of the Intellectual Property of another Person, and there is no pending action, claim, or suit alleging any such infringement, misappropriation, dilution or violation.

(c)ReShape and its Subsidiaries own or have the right to use all Technology necessary for the manufacture, use and sale of Products, as currently marketed for sale and for the conduct of the business of ReShape and such Subsidiary, respectively, as currently conducted; provided, however, that the foregoing will not be interpreted as a representation regarding the infringement, misappropriation, dilution or other violation of Intellectual Property owned by another Person, which topic is dealt with exclusively in Section 4.13(b) above.

(d)ReShape and its Subsidiaries have taken commercially reasonable efforts to protect and preserve their rights in all ReShape Intellectual Property. To the Knowledge of ReShape, all employees, contractors and consultants who have created Intellectual Property used in the conduct of the business of ReShape or a Subsidiary as currently conducted have assigned to one or more of ReShape or its Subsidiaries all of their rights therein, to the full extent permitted by Law and to the extent such rights would not automatically vest with ReShape or one of its Subsidiaries by operation of Law.

4.14Litigation. There are (a) no Actions pending or, (b) to ReShape’s Knowledge, no Actions threatened against ReShape or any of its Subsidiaries, at law or in equity, or before or by any federal, state, provincial, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, and ReShape and its Subsidiaries are not subject to or in violation of any outstanding judgment, order or decree of any court or Governmental Body, in each case that would, individually or in the aggregate, have a Material Adverse Effect on ReShape. This Section 4.14 shall not apply to Taxes, with respect to which exclusively the representations and warranties in Section 4.11 shall apply.

4.15Insurance. Section 4.15 of the ReShape Disclosure Schedule lists each material insurance policy maintained by ReShape or, to ReShape’s Knowledge, under which ReShape is a named insured or otherwise the principal beneficiary of coverage, including the policy number and the period, type and amount of coverage. All such insurance policies are in full force and effect and shall continue in effect until the Closing Date. Such insurance policies are sufficient, in all material respects in the aggregate, with the operation of ReShape’s business for the industry in which it operates. ReShape is not in default with respect to its obligations under any such insurance policies and, to ReShape’s Knowledge, there is no threatened termination of, or threatened premium increase with respect to, any of such policies other than in connection with ReShape’s annual renewal process.

4.16Employee Benefit Plans.

(a)Section 4.16 of the ReShape Disclosure Schedule lists all material ReShape Plans. Each ReShape Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code has received a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service that remains current to the effect that the form of such ReShape Plan is so qualified, and ReShape is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such ReShape Plan. Each ReShape Plan complies in form and in operation in all material respects with the requirements of the Code, ERISA and other applicable Law, and ReShape has not become subject to any material liability by reason of (i) a failure to make any contribution to a ReShape Plan intended to be qualified under Section 401(a) of the Code within the time prescribed for the contribution under ERISA or (ii) a breach of fiduciary duty or prohibited transaction under ERISA or any other applicable Law, in each case with respect to a ReShape Plan.

(b)With respect to each material ReShape Plan, ReShape has made available true and complete copies of the following (as applicable) prior to the date hereof: (i) the plan document, including all amendments thereto; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents; (iv) a copy of the most recent financial statements for the plan; (v) a copy of all material correspondence with any Governmental Body relating to a ReShape Plan received or sent within the last two years and (vi) the most recent determination or opinion letter.

(c)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ReShape, with respect to the ReShape Plans, (i) all required contributions to, and premiums payable in respect of, such ReShape Plan have been made or, to the extent not required to be made on or before the date hereof, have been properly accrued on ReShape’s financial statements in accordance with GAAP, and (ii) there are no actions, audits, suits or claims pending or, to ReShape’s Knowledge, threatened, other than routine claims for benefits.

(d)No ReShape Plan is, and neither ReShape nor any of its ERISA Affiliates has at any time in the past six years sponsored or contributed to, or has or has had any liability or obligation whether fixed or contingent, with respect to (i) a “multiemployer plan” (within the meaning of Section

3(37) of ERISA), (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). Neither ReShape nor its Subsidiaries has any obligation to provide a current or former employee or other service provider (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with ReShape or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law and coverage through the end of the month of termination of employment.

(e)Except as otherwise contemplated by this Agreement, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any payment (including severance, bonus or other similar payment) becoming due to any current or former director, employee or individual independent contractor, (ii) increase or otherwise enhance any benefits or compensation otherwise payable to any such individual, (iii) result in the acceleration of the time of payment or vesting of any benefits under any ReShape Plan, (iv) require ReShape or its Subsidiaries to set aside any assets to fund any benefits under a ReShape Plan or result in the forgiveness in whole or in part of any outstanding loans made by ReShape to any Person, or (v) result in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 or Section 409A (or any corresponding provision of state, local or foreign Tax law). ReShape has no obligation to pay any gross-up in respect of any Tax under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax law).

4.17Compliance with Law; Permits.

(a)ReShape and each of its Subsidiaries hold all Permits from Governmental Bodies required to operate their respective businesses as they are being conducted as of the date hereof, and all of such Permits are in full force and effect, except where the failure to obtain or have any such Permit would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect on ReShape, and no proceeding is pending or, to the Knowledge of ReShape, threatened to revoke, suspend, cancel, terminate or adversely modify any such Permit. Neither ReShape nor any of its Subsidiaries is in material violation of, or in default under, any Law, in each case applicable to ReShape or any of its Subsidiaries or any of their respective assets and properties. Notwithstanding the foregoing, this Section 4.17 shall not apply to Taxes, employee benefit plans, environmental matters, labor and employment matters or regulatory matters, which are the subjects exclusively of the representations and warranties in Section 4.11, Section 4.16, Section 4.18, Section 4.19 and Section 4.20, respectively.

(b)None of ReShape, any of ReShape’s Subsidiaries, any of their respective officers or employees or, to the Knowledge of ReShape, any of its suppliers, distributors, licensees or agents, or any other Person acting on behalf of ReShape or any of its Subsidiaries, directly or indirectly, has (i) made or received any Prohibited Payments; (ii) provided or received any product or services in violation of any Law (including the U.S. Foreign Corrupt Practices Act) or (iii) been subject to any investigation by any Governmental Body with regard to any Prohibited Payment.

4.18Environmental Compliance and Conditions. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on ReShape:

(a)ReShape is and has been in compliance with all Environmental Laws;

(b)ReShape holds, and is and has been in compliance with, all authorizations, licenses and permits required under Environmental Laws to operate its business at the ReShape Real Property as presently conducted;

(c)ReShape has not received any notice from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws;

(d)no Hazardous Substance has ever been released, generated, treated, contained, handled, used, manufactured, processed, buried, disposed of, deposited or stored by ReShape or on, under or about any of the real property occupied or used by ReShape. ReShape has not disposed of or released or allowed or permitted the release of any Hazardous Substance at any real property, including the ReShape Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under CERCLA or any other Environmental Laws; and

(e)to ReShape’s Knowledge, there are no and have never been any Hazardous Substances present on, at, in or under any real property currently or formerly owned, leased or used by ReShape for which ReShape has, or may have, Liability.

4.19Employment and Labor Matters. ReShape is not a party to or bound by any collective bargaining agreement or other agreement with a labor union, works council or other employee representative, and there are no such agreements which pertain to employees of ReShape in existence or in negotiation; and no employees of ReShape are represented by a labor union, works council or other employee representative body (other than any statutorily mandated representation in non-U.S. jurisdictions). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ReShape, (a) ReShape has not experienced any strike or grievance, claim of unfair labor practices or other collective bargaining dispute within the past two (2) years; and (b) there are no Actions or any material disputes pending or threatened (A) between ReShape and any of its current or former employees or individual independent contractors or (B) by or before any Governmental Body affecting ReShape concerning employment matters. There is no current campaign being conducted to solicit cards from or otherwise organize employees of ReShape or to authorize a labor union, works council or other employee representative body to request that the National Labor Relations Board (or any other Governmental Body) certify or otherwise recognize such a body with respect to employees of ReShape, and ReShape has not been subject to an application by a labor union, works council or other employee representative body to be declared a common or related employer under labor relations legislation. ReShape is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, discrimination, employment equity, workers’ compensation, safety and health, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the WARN and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law. There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to ReShape within the six (6) months prior to the date hereof. As of the date hereof, to ReShape’s Knowledge, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to ReShape or any of its Subsidiaries to terminate employment with ReShape or any of its Subsidiaries within the next twelve (12) months.

4.20FDA and Regulatory Matters.

(a)Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ReShape, ReShape is, and since December 31, 2020, has been, in compliance with all Healthcare Laws applicable to ReShape and its Products. Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ReShape, the design, development, investigation, manufacture, testing, sale, marketing and distribution of Products by or on behalf of ReShape is being, and has been since December 31, 2020, conducted in material compliance with all applicable Healthcare Laws, including, without limitation, requirements relating to clinical and non-clinical research, product approval or clearance, premarketing notification, labeling, advertising and promotion, record-keeping, adverse event reporting, reporting of corrections and removals, and current good manufacturing practices for medical device products. ReShape and, to ReShape’s Knowledge, any contract manufacturers assisting in the manufacture of the Products or Product components are, and, since December 31, 2020, have been, in compliance with FDA’s device registration and listing requirements to the extent required by applicable Healthcare Laws insofar as they pertain to the manufacture of Products or Product components for ReShape, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on ReShape. ReShape has not received written notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Body, including, without limitation, the Centers for Medicare & Medicaid Services and the U.S. Department of Health and Human Services Office of Inspector General or any comparable state or federal Governmental Body alleging potential or actual non-compliance by, or Liability of, ReShape under any Healthcare Law.

(b)ReShape holds such Permits of Governmental Bodies required for the conduct of its business as currently conducted, including, without limitation, those Permits necessary to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, shipment, distribution and promotion of its Products in jurisdictions where it currently conducts such activities with respect to each Product (collectively, the “ReShape Licenses”), except to the extent where the failure to hold such Permits would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on ReShape. ReShape has fulfilled and performed all of its obligations with respect to each ReShape License and is in material compliance with all terms and conditions of each ReShape License, and, to ReShape’s Knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation, suspension or termination thereof or would result in any other impairment of the rights of the holder of any ReShape License, except to the extent where the failure to be in material compliance would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on ReShape. ReShape has not received any written information or written notification from the FDA or any other Governmental Body with jurisdiction over the testing, marketing, sale, use, handling and control, safety, efficacy, reliability, distribution or manufacturing of medical devices which would reasonably be expected to lead to the denial of any application for marketing approval or clearance currently pending before the FDA or any other Governmental Body.

(c)All material filings, reports, documents, claims, submissions and notices required to be filed, maintained or furnished to the FDA, state or other Governmental Bodies have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), including adverse event reports, medical device reports and reports of corrections and removals with regard to the Products. All applications, notifications, submissions, information, claims, reports, filings and other data and conclusions derived therefrom utilized as the basis for or submitted in connection with any and all requests for a ReShape License from the FDA or other Governmental Body relating to ReShape or its businesses or the Products, when submitted to the FDA or any other Governmental Body, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings and other data have been submitted to the FDA or other Governmental Body and as so updated, changed, corrected or modified remain true, accurate and complete in all material respects, and do not materially misstate any of the statements or information included therein or omit to state a material fact necessary to make the statements therein not misleading.

(d)ReShape has not received any written notice or other communication from the FDA or any other Governmental Body contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Products. No manufacturing site which assists in the manufacture of the Products or Product components (whether ReShape-owned or operated or that of a contract manufacturer for the Products or Product components) has been subject to a Governmental Body (including the FDA) shutdown or import or export detention, refusal or prohibition. Neither ReShape nor, to ReShape’s Knowledge, any manufacturing site which assists in the manufacture of any material Products or material Product components (whether ReShape-owned or operated, or that of a contract manufacturer for the Products or Product components) has received, since December 31, 2020, any FDA Form 483 or other Governmental Body notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Body alleging or asserting noncompliance with any applicable Healthcare Laws or ReShape Licenses or alleging a lack of safety or effectiveness from the FDA or any other Governmental Body, and, to ReShape’s Knowledge, there is no such action or proceeding pending or threatened.

(e)The FDA has not mandated that ReShape recall any of its Products. There are no recalls of any of ReShape’s Products contemplated by ReShape or pending. Since December 31, 2020, there have been no recalls (either voluntary or involuntary), field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product component, or seizures ordered or adverse regulatory actions taken (or, to ReShape’s Knowledge, threatened) by the FDA or any Governmental Body with respect to any of the Products or Product components or any facilities where Products or Product components are developed, designed, tested, manufactured, assembled, processed, packaged or stored.

(f)Except as set forth in Section 4.20(f) of the ReShape Disclosure Schedule, there are no clinical trials that are being conducted as of the date hereof by or on behalf of, or sponsored by, ReShape.

(g)ReShape is not the subject of any pending or, to the Knowledge of ReShape, threatened investigation regarding ReShape or the Products by the FDA pursuant to the FDA Fraud Policy. Neither ReShape nor to the Knowledge of ReShape, any officer, employee, agent or distributor of ReShape has made an untrue statement of material fact to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke the FDA Fraud Policy or any similar policy. Neither ReShape nor, to the Knowledge of ReShape, any officer, employee, agent or distributor of ReShape, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. No claims, actions, proceedings or investigation that would reasonably be expected to result in a debarment or exclusion are pending or, to the Knowledge of ReShape, threatened, against ReShape or, to the Knowledge of ReShape, any of its directors, officers, employees or agents.

4.21Brokerage. Other than Maxim Group LLC, no Person shall be entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of ReShape. Vyome has been given access to a true and correct copy of all Contracts entitling any person to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated hereby based on any arrangement or agreement made by or on behalf of ReShape, together with all amendments, waivers or other changes thereto.

4.22Disclosure. None of the information supplied or to be supplied by or on behalf of ReShape for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act or (b) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the ReShape Stockholders, or at the time of the ReShape Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the ReShape Stockholders’ Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, ReShape makes no representation or warranty with respect to any information supplied by or to be supplied by Vyome that is included or incorporated by reference in the foregoing document. The representations and warranties contained in this Section 4.22 will not apply to statements or omissions included in the Registration Statement or Joint Proxy Statement upon information furnished to ReShape in writing by the other parties hereto specifically for use therein.

4.23Board Approval; Vote Required.

(a)The ReShape Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are in the best interests of ReShape and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the stockholders of ReShape (A) approve the issuance of shares in connection with the Merger, and (B) approve such other proposals as may be required to effect the transactions contemplated by this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn.

(b)Other than the ReShape Stockholder Approval, the resolution to issue ReShape Shares to former holders of Vyome Common Stock and Vyome Preferred Stock in connection with the Merger and the implementation of the Certificate of Incorporation, no other corporate proceeding is necessary to authorize the execution, delivery or performance of this Agreement and the transactions contemplated thereby.

4.24Opinion. Prior to the execution of this Agreement, the ReShape Board has received an opinion from Maxim Group LLC to the effect that, as of the date thereof and based upon and subject to the various assumptions and limitations set forth therein, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to ReShape.

4.25Merger Sub. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business and has incurred no liabilities or obligations whatsoever, in each case other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.

4.26No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 4 OF THIS AGREEMENT (AS MODIFIED BY THE RESHAPE DISCLOSURE SCHEDULE), RESHAPE MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND RESHAPE HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.01Covenants of Vyome.

(a)Except (i) as set forth in Section 5.01(a) of the Vyome Disclosure Schedule, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement (including in connection with the transactions contemplated as part of the Concurrent Financing), or (iv) with the prior written consent of ReShape (which consent shall not be unreasonably delayed, withheld or conditioned), from the date hereof until the earlier of the Effective Time or the date this Agreement shall be terminated in accordance with Article 8 (the “Pre-Closing Period”), Vyome and its Subsidiaries shall conduct the business and operations of Vyome and its Subsidiaries, taken as a whole, in all material respects in the ordinary course of business consistent with past practice. Vyome shall promptly notify ReShape (1) of any change, occurrence, effect, condition, fact, event or circumstance known to Vyome that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to such party, to result in a Material Adverse Effect on Vyome and (2) upon having Knowledge of any matter reasonably likely to constitute a failure by Vyome of the conditions contained in Section 7.02(a) or 7.02(b).

(b)Except as contemplated hereby (including in connection with the transactions contemplated as part of the Concurrent Financing) or as set forth on Section 5.01(b) of the Vyome Disclosure Schedule or as required by applicable Law, during the Pre-Closing Period, Vyome shall not and shall not permit any of its Subsidiaries, without the prior written consent of ReShape (which consent shall not be unreasonably delayed, withheld or conditioned), to:

(i)(1) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares or (2) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Vyome Options or Vyome Restricted Stock Awards, except with respect to the acquisition of shares of its capital stock in connection with the exercise vesting and/or settlement of any Vyome Option or Vyome Restricted Stock Award outstanding as of the date hereof;

(ii)issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, (1) any shares of beneficial interests, capital stock or other ownership interest in Vyome or any of its Subsidiaries, (2) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, (3) any rights, warrants or options to acquire or with respect to any such shares of beneficial interest, capital stock, ownership interest or convertible or exchangeable securities, or (4) take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan; except, in each case, with respect to the issuance of shares of capital stock in connection with the exercise, vesting and/ or settlement of any Vyome Option or Vyome Restricted Stock Award outstanding as of the date hereof;

(iii)except as required by a Vyome Plan, or as otherwise required by applicable Law or consistent with this Agreement, (A) increase the compensation or other benefits payable or provided to any of Vyome’s or any of its Subsidiaries’ officers, directors, independent contractors, leased personnel or, except in the ordinary course of business consistent with past practice (including as a result of promotions), employees, (B) enter into, materially amend or terminate, any employment termination, change of control, severance, retention or other Contract with any current or former employee, independent contractor or leased personnel of Vyome or any of its Subsidiaries (exclusive of (1) agreements entered into with any newly-hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty), (C) establish, adopt, enter into, materially, amend or terminate any Vyome Plan for the benefit of any current or former benefits, officers, employees, independent contractors, leased personnel or any of their beneficiaries (exclusive of (1) agreements entered into with any newly-hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty), or (D) enter into or amend any collective bargaining agreement or other agreement with a union or labor organization in any case;

(iv)amend, or propose to amend, or permit the adoption of any material amendment to the Organizational Documents of Vyome;

(v)effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vi)adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of Vyome or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;

(vii)make any capital expenditure except for (A) expenditures required by existing Contracts, (B) in the ordinary course consistent with past business practice,, or (C) expenditures made in response to any emergency or accident, whether caused by war, terrorism, weather events, public health events, outages or otherwise (whether or not covered by insurance);

(viii)acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person, except for the purchase of assets from suppliers or vendors in the ordinary course of business;

(ix)(A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for (1) intercompany transactions or arrangements, (2) agreements or arrangements or borrowings incurred under Vyome’s existing credit facilities and (3) short-term indebtedness incurred in the ordinary course of business, (B) make any loans or advances to any other Person other than intercompany transactions or arrangements, or (C) make any capital contributions to, or investments in, any other Person except for intercompany transactions or arrangements;

(x)enter into any Contract that would materially restrict, after the Effective Time, ReShape and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

(xi)materially change any of its financial or Tax accounting methods or practices in any respect, except as required by GAAP or applicable Law;

(xii)(A) change or revoke any material Tax election with respect to Vyome or any of its Subsidiaries, (B) file any material amended Tax Return or claim for refund of material Taxes with respect to Vyome or any of its Subsidiaries, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) affecting any material Tax liability or refund of material Taxes with respect to Vyome or any of its Subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to Vyome or any of its Subsidiaries, or (E) settle or compromise any material Tax liability or refund of material Taxes with respect to Vyome or any of its Subsidiaries;

(xiii)other than in the ordinary course of business, waive, release, or assign any rights or claims under, or renew, modify or terminate any Vyome Material Contract (other than intercompany transactions, agreements or arrangements), in any material respect in a manner which taken as a whole is adverse to Vyome or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby past the Termination Date (or any extension thereof);

(xiv)cease to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for the nature of the property so insured and for companies engaged in the respective businesses of Vyome and its Subsidiaries, to the extent available on commercially reasonable terms; or

(xv)agree or commit to take any of the actions described in clauses (i) through (xiv) of this Section 5.01(b).

5.02Covenants of ReShape.

(a)Except (i) as set forth in Section 5.02(a) of the ReShape Disclosure Schedule, (ii) as required by applicable Law, (iii) as expressly permitted by this Agreement, (iv) in connection with the ReShape Asset Sale, the amendment to the ReShape Series C Certificate of Designation and the treatment of the ReShape Warrants as set forth in this Agreement, or (v) with the prior written consent of Vyome (which consent shall not be unreasonably delayed, withheld or conditioned), during the Pre-Closing Period, ReShape and its Subsidiaries shall conduct the business and operations of the ReShape and its Subsidiaries, taken as a whole, in all material respects in the ordinary course of business consistent with past practice. ReShape shall promptly notify Vyome (1) of any change, occurrence, effect, condition, fact, event, or circumstance known to ReShape that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to such party, to result in a Material Adverse Effect on ReShape and (2) upon having Knowledge of any matter reasonably likely to constitute a failure by Vyome of the conditions contained in Section 7.03(a) or 7.03(b). From the date of this Agreement through the Closing, ReShape shall use all reasonable efforts that are necessary or desirable for ReShape to remain listed as a public company on, and for shares of ReShape Shares to be tradable over Nasdaq.

(b)Except as contemplated hereby, including in connection with the ReShape Asset Sale, the amendment to the ReShape Series C Certificate of Designation and the treatment of the ReShape Warrants as set forth in this Agreement, or as set forth on Section 5.02(b) of the ReShape Disclosure Schedule or as required by applicable Law, during the Pre-Closing Period, ReShape shall not and shall not permit any of its Subsidiaries, without the prior written consent of Vyome (which consent shall not be unreasonably delayed, withheld or conditioned) to:

(i)(1) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock or shares or (2) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any ReShape Options or ReShape RSUs with respect thereto, except with respect to the acquisition of shares of its capital stock in connection with the exercise, vesting and/or settlement of any ReShape Option or ReShape RSU outstanding as of the date hereof;

(ii)issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, (1) any shares of beneficial interests, capital stock or other ownership interest in ReShape or any of its Subsidiaries, (2) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, (3) any rights, warrants or options to acquire or with respect to any such shares of beneficial interest, capital stock, ownership interest or convertible or exchangeable securities, or (4) take any action to cause to be exercisable any otherwise unexercisable option under any existing share option plan; except, in each case, with respect to the issuance of shares of capital stock in connection with the exercise, vesting and/or settlement of any ReShape Option or ReShape RSU outstanding as of the date hereof;

(iii)except as required by a ReShape Plan, or as otherwise required by applicable Law or consistent with this Agreement, (A) increase the compensation or other benefits payable or provided to any of ReShape’s or any of its Subsidiaries’ officers, directors, independent contractors, leased personnel or, except in the ordinary course of business consistent with past practice (including as a result of promotions), employees, (B) enter into, materially amend or terminate, any employment termination, change of control, severance, retention or other Contract with any current or former employee, independent contractor or leased personnel of ReShape or any of its Subsidiaries (exclusive of (1) agreements entered into with any newly-hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty), (C) establish, adopt, enter into, materially, amend or terminate any ReShape Plan for the benefit of any current or former benefits, officers, employees, independent contractors, leased personnel or any of their beneficiaries (exclusive of (1) agreements entered into with any newly-hired employees or replacements or as a result of promotions, in each case consistent with past practice, or (2) employment agreements terminable on less than thirty (30) days’ notice without payment or penalty), or (D) (E) enter into or amend any collective bargaining agreement or other agreement with a union or labor organization in any case;

(iv)amend, or propose to amend, or permit the adoption of any material amendment to the Organizational Documents of ReShape;

(v)effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vi)adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of ReShape or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;

(vii)make any capital expenditure except for (A) expenditures required by existing Contracts, (B) expenditures in the amount set forth in ReShape’s capital expenditure plan included in Section 5.01(b)(vii) of the ReShape Disclosure Schedule, or (C) expenditures made in response to any emergency or accident, whether caused by war, terrorism, weather events, public health events, outages or otherwise (whether or not covered by insurance);

(viii)acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person, except for the purchase of assets from suppliers or vendors in the ordinary course of business;

(ix)(A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for (1) intercompany transactions or arrangements, (2) agreements or arrangements or borrowings incurred under ReShape’s existing credit facilities and (3) short-term indebtedness incurred in the ordinary course of business, (B) make any loans or advances to any other Person other than intercompany transactions or arrangements, or (C) make any capital contributions to, or investments in, any other Person except for intercompany transactions or arrangements;

(x)enter into any Contract that would materially restrict, after the Effective Time, ReShape and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) with respect to engaging or competing in any line of business or in any geographic area;

(xi)materially change any of its financial or Tax accounting methods or practices in any respect, except as required by GAAP or Law;

(xii)(A) change or revoke any material Tax election with respect to ReShape or any of its Subsidiaries, (B) file any material amended Tax Return or claim for refund of material Taxes with respect to ReShape or any of its Subsidiaries, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) affecting any material Tax liability or refund of material Taxes with respect to ReShape or any of its Subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to the ReShape or any of its Subsidiaries or (E) settle or compromise any material Tax liability or refund of material Taxes with respect to the ReShape or any of its Subsidiaries;

(xiii)other than in the ordinary course of business, waive, release, or assign any rights or claims under, or renew, modify or terminate any ReShape Material Contract (other than intercompany transactions, agreements or arrangements), in any material respect in a manner which taken as a whole is adverse to ReShape or which could prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby past the Termination Date (or any extension thereof);

(xiv)cease to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for the nature of the property so insured and for companies engaged in the respective businesses of ReShape and its Subsidiaries, to the extent available on commercially reasonable terms;

(xv)enter into any amendments to the ReShape Asset Purchase Agreement without the prior written consent of Vyome; and

(xvi)agree or commit to take any of the actions described in clauses (i) through (xv) of this Section 5.02(b).

ARTICLE 6

ADDITIONAL COVENANTS OF THE PARTIES

6.01Investigation.

(a)Each of Vyome and ReShape shall afford to each other and to the Representatives of such other party reasonable access during normal business hours, during the Pre-Closing Period, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other documents filed or received by it pursuant to the requirements of applicable Law and with such additional financing, operating and other data and information regarding Vyome and its Subsidiaries, as ReShape may reasonably request in connection with activities related to the completion of the transactions contemplated by this Agreement (collectively, the “Activities”), or regarding ReShape and its Subsidiaries, as Vyome may reasonably request in connection with the Activities, as the case may be. Notwithstanding the foregoing, neither Vyome nor ReShape nor their respective Subsidiaries shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party (provided that ReShape or Vyome, as the case may be, has used commercially reasonable efforts to find an alternative way to provide the access or information contemplated by this Section 6.01), cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law or would otherwise disclose competitively sensitive material.

(b)The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement.

6.02Registration Statement and Proxy Statement for Stockholder Approval. As soon as practicable, and in any event within thirty (30) Business Days following the execution of this Agreement, (a) ReShape and Vyome shall jointly prepare a joint proxy statement in preliminary form, which shall contain each of the ReShape Recommendation and Vyome Recommendation (unless, in either case, a ReShape Adverse Recommendation Change or a Vyome Adverse Recommendation Change, as applicable, has occurred) and shall contain a proposal for ReShape’s stockholders to approve the ReShape Asset Sale (the “Joint Proxy Statement”) and (b) ReShape shall, subject to receipt of all required information from Vyome (including the required financial information for Vyome), prepare and file with the SEC (i) a registration statement on Form S-4, in which the Joint Proxy Statement shall be included and (ii) a prospectus relating to the ReShape Shares to be offered and sold pursuant to this Agreement and the Merger (such registration statement together with the amendments and supplements thereto, the “Registration Statement”). ReShape shall use its commercially reasonable efforts, and Vyome will reasonably cooperate with ReShape in such efforts, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the transactions contemplated by this Agreement, including the Merger. Each of ReShape and Vyome shall use its respective commercially reasonable efforts to mail the Joint Proxy Statement to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. ReShape shall also use commercially reasonable efforts to take any action required to be taken under any applicable state securities Laws and other applicable Laws in connection with the issuance of ReShape Shares pursuant to this Agreement, and each party shall furnish all information concerning Vyome, ReShape and the holders of capital stock of Vyome and ReShape, as applicable, as may be reasonably requested by the other party in connection with any such action and the preparation, filing and distribution of the Joint Proxy Statement. No filing of, or amendment or supplement to, or material correspondence to the SEC or its staff with respect to the Registration Statement shall be made by ReShape, or with respect to the Joint Proxy Statement shall be made by Vyome, ReShape or any of their respective Subsidiaries, without providing the other party a reasonable opportunity to review and comment thereon. ReShape shall advise Vyome, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the ReShape Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of ReShape and Vyome shall advise the other party, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Vyome or ReShape, or any of their respective affiliates, officers or directors, is discovered by Vyome or ReShape which should be set forth in an amendment or supplement to either the Registration Statement or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to either ReShape Stockholders or holders of Vyome Common Stock, as applicable.

6.03Stockholders’ Meetings.

(a)Vyome shall take all action necessary in accordance with applicable Law and Vyome’s Organizational Documents to duly give notice of, convene and hold a meeting of holders of Vyome Common Stock, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, to approve the adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger (the “Vyome Stockholders’ Meeting”). Subject to Section 6.04(b) (but without limiting the provisions of Section 6.04(g)), Vyome will, through its directors, recommend that the holders of Vyome Common Stock adopt this Agreement and will use commercially reasonable efforts to solicit from the holders of Vyome Common Stock proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of the holders of Vyome Common Stock required by applicable Law to obtain such approvals.

(b)ReShape shall take all action necessary in accordance with applicable Law and ReShape Organizational Documents to duly give notice of, convene and hold a meeting of the ReShape Stockholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, to obtain the ReShape Stockholder Approval (the “ReShape Stockholders’ Meeting”). Subject to Section 6.04(d) and Section 6.04(e) (but without limiting the provisions of Section 6.04(g)), ReShape will, through the ReShape Board, recommend that the ReShape Stockholders approve the proposals to approve this Agreement and to issue shares in accordance with its provisions, including in connection with the Merger, and will use commercially reasonable efforts to solicit from the ReShape Stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of the ReShape Stockholders required by the rules of the Nasdaq or applicable Law to obtain such approvals.

(c)Vyome and ReShape will use their commercially reasonable efforts to hold the Vyome Stockholders’ Meeting and the ReShape Stockholders’ Meeting on the same date and as soon as practicable after the date of this Agreement, taking into account the deadline for filing the Joint Proxy Statement as set forth in Section 6.02.

6.04Non Solicitation.

(a)Vyome agrees that, except as expressly contemplated hereby, neither it nor any of its Subsidiaries shall, and Vyome shall, and shall cause its Subsidiaries to, instruct its and their respective Representatives not to directly or indirectly (i) initiate, seek, or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to Vyome, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Vyome or any of its Subsidiaries or afford access to the properties, books or records of Vyome or any of its Subsidiaries to any Person that has made an Acquisition Proposal with respect to Vyome, or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, with respect to an Acquisition Proposal with respect to Vyome (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.04). Vyome shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, immediately upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than ReShape and its Affiliates) conducted heretofore by Vyome or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal and in connection therewith, Vyome will immediately discontinue access by any Person (other than ReShape and its Affiliates) to any data room (virtual or otherwise) established by Vyome or its Representatives for such purpose.

(b)Neither the Vyome Board nor any committee thereof shall directly or indirectly (i) withhold, withdraw (or amend, qualify or modify in a manner adverse to ReShape or Merger Sub), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to ReShape or Merger Sub), the approval, recommendation or declaration of advisability by the Vyome Board or any such committee of the transactions contemplated by this Agreement, (ii) propose publicly to recommend, adopt or approve, any Acquisition Proposal with respect to Vyome, or (iii) fail to reaffirm or re-publish the Vyome Recommendation within five (5) Business Days of being requested by ReShape to do so (any action described in this sentence being referred to as a “Vyome Adverse Recommendation Change”). For the avoidance of doubt, a change of Vyome Recommendation to “neutral” is a Vyome Adverse Recommendation Change.

(c)ReShape agrees that, except as expressly contemplated hereby, neither it nor any of its Subsidiaries shall, and ReShape shall, and shall instruct its Subsidiaries to, instruct its and their respective Representatives not to directly or indirectly (i) initiate, seek, or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal with respect to ReShape, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to ReShape or any of its Subsidiaries or afford access to the properties, books or records of ReShape or any of its Subsidiaries to any Person that has made an Acquisition Proposal with respect to ReShape, or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, or other similar agreement with respect to an Acquisition Proposal with respect to ReShape (other than a confidentiality agreement containing terms no less favorable to Vyome with respect to confidentiality than the terms of the Confidentiality Agreement (including any standstill agreement or similar provisions) (an “Acceptable Confidentiality Agreement”)). ReShape shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, immediately upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Vyome and its Affiliates) conducted heretofore by ReShape or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal and in connection therewith, ReShape will immediately discontinue access by any Person (other than Vyome and its Affiliates) to any data room (virtual or otherwise) established by ReShape or its Representatives for such purpose. Notwithstanding anything to the contrary in this Agreement, prior to obtaining the ReShape Stockholder Approval, ReShape and the ReShape Board may take any actions described in clause (ii) of this Section 6.04(c) with respect to a third party if (x) ReShape receives a written Acquisition Proposal with respect to ReShape from such third party (and such Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or facilitated in violation of this Section 6.04) and (y) such proposal constitutes, or the ReShape Board determines in good faith that such proposal is reasonably be expected to lead to, a Superior Proposal with respect to ReShape, provided that ReShape may deliver non-public information to such third party only pursuant to an Acceptable Confidentiality Agreement (but in relation to ReShape rather than Vyome). Nothing contained in this Section 6.04 shall prohibit ReShape or the ReShape Board from taking and disclosing to the ReShape Stockholders a position with respect to an Acquisition Proposal with respect to ReShape pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, if the ReShape Board has reasonably determined in good faith, after consultation with ReShape’s outside legal counsel, that the failure to do so would be reasonably likely to be a breach of its fiduciary duties; provided that this sentence shall not permit the ReShape Board to make a ReShape Adverse Recommendation Change, except to the extent permitted by Section 6.04(d) or Section 6.04(e).

(d)Neither the ReShape Board nor any committee thereof shall directly or indirectly (i) withhold, withdraw (or amend, qualify or modify in a manner adverse to Vyome), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to Vyome), the approval, recommendation or declaration of advisability by the ReShape Board or any such committee of the transactions contemplated by this Agreement including the issuance of ReShape Shares in the Merger, (ii) propose publicly to recommend, adopt or approve, any Acquisition Proposal with respect to ReShape or (iii) fail to reaffirm or re-publish the ReShape Recommendation within five (5) Business Days of being requested by Vyome to do so (any action described in this sentence being referred to as an “ReShape Adverse Recommendation Change”). For the avoidance of doubt, a change of ReShape Recommendation to “neutral” is a ReShape Adverse Recommendation Change. Notwithstanding the foregoing, at any time prior to obtaining the ReShape Stockholder Approval, and subject to ReShape’s compliance at all times with the provisions of this Section 6.04 and Section 6.03, in response to a Superior Proposal with respect to ReShape that has not been withdrawn and did not result from a breach of Section 6.04(c), the ReShape Board may make a ReShape Adverse Recommendation Change; provided, however, that unless the ReShape Stockholders’ Meeting is scheduled to occur with the next ten (10) Business Days, ReShape shall not be entitled to exercise its right to make a ReShape Adverse Recommendation Change in response to a Superior Proposal with respect to ReShape (x) until five (5) Business Days after ReShape provides written notice to Vyome advising Vyome that the ReShape Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal and including copies of all documents pertaining to such Superior Proposal, (y) if during such five (5) Business Day period, Vyome proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the ReShape Board determines in good faith, after good faith negotiations between ReShape and Vyome (if such negotiations are requested by Vyome) during such five (5) Business Day period (after and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such alternative transaction proposal is not at least as favorable to ReShape and its stockholders as the Superior Proposal and (z) unless the ReShape Board determines that the failure to make a ReShape Adverse Recommendation Change would be a breach of its fiduciary obligations.

(e)Notwithstanding the first sentence of Section 6.04(d), at any time prior to obtaining the ReShape Stockholder Approval, in connection with any Intervening Event, the ReShape Board may make a ReShape Adverse Recommendation Change after the ReShape Board (i) determines in good faith that the failure to make such ReShape Adverse Recommendation Change would be a breach of its fiduciary duties to the stockholders of ReShape, (ii) determines in good faith that the reasons for making such ReShape Adverse Recommendation Change are independent of and unrelated to any pending Acquisition Proposal with respect to Vyome, and (iii) provides written notice to Vyome (an “ReShape Notice of Change”) advising Vyome that the ReShape Board is contemplating making a ReShape Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that, unless the ReShape Stockholders’ Meeting is scheduled to occur within the next five (5) Business Days, (x) the ReShape Board may not make such a ReShape Adverse Recommendation Change until the fifth Business Day after receipt by Vyome of the ReShape Notice of Change and (y) during such five (5) Business Day period, at the request of Vyome, ReShape shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the ReShape Board not to make such ReShape Adverse Recommendation Change, consistent with its fiduciary duties.

(f)ReShape and Vyome agree that in addition to their respective obligations set forth in paragraphs (a) through (e) of this Section 6.04, as promptly as practicable after receipt thereof, Vyome or ReShape, as applicable, shall advise each other in writing of any request for information or any Acquisition Proposal with respect to such party received from any Person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal with respect to such party, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and Vyome or ReShape, as applicable, shall promptly provide to ReShape or Vyome, respectively, copies of any written materials received by Vyome or ReShape, as applicable, in connection with any of the foregoing, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of Vyome and ReShape agrees that it shall simultaneously provide to the other any non-public information concerning itself or its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to the other. Vyome and ReShape shall keep ReShape and Vyome, respectively, fully informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). Each of Vyome and ReShape agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permissible under applicable Law, any such standstill or similar agreement to which it is a party.

(g)Notwithstanding any Vyome Adverse Recommendation Change or any ReShape Adverse Recommendation Change, this Agreement shall be submitted to the respective shareholders of Vyome and ReShape at the Vyome Stockholders’ Meeting and the ReShape Stockholders’ Meeting, as applicable, and nothing contained herein shall be deemed to relieve Vyome or ReShape of such obligation.

6.05Regulatory Approvals; Additional Agreements.

(a)Each of Vyome and ReShape shall (i) give each other prompt notice of the commencement or written threat of commencement of any legal proceeding by or before any Governmental Body with respect to the transactions contemplated by this Agreement, (ii) keep each other informed as to the status of any such legal proceeding or threat, and (iii) reasonably cooperate with each other and use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(b)Subject to the conditions and upon the terms of this Agreement, each of ReShape and Vyome shall use commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement, each party hereto shall use commercially reasonable efforts (i) to cooperate with the other parties hereto, execute and deliver such further documents, certificates, agreements and instruments and take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder); (ii) to give all notices required to be made and given by such party in connection with the transactions contemplated by this Agreement; (iii) to obtain each approval, consent, ratification, permission, waiver of authorization required to be obtained from a Governmental Body or a party to any material Contract; and (iv) with respect to any approval, consent, ratification, permission, waiver of authorization required to be obtained from parties to any material Contracts as provided in clause (iii) hereof, enter into and negotiate commercially reasonable definitive agreements with respect to such parties to such material Contracts and other incentives to such parties on commercially reasonable terms; provided, however, that no party shall be required to pay any fees or other financial accommodation in connection therewith.

6.06Indemnification of Officers and Directors.

(a)From and after the Effective Time, the Surviving Corporation shall, and ReShape shall cause the Surviving Corporation to, indemnify, defend and hold harmless each present and former director, officer and employee of Vyome and ReShape, each present and former director, member of the board of directors, officer and employee of any of their respective Subsidiaries, and any fiduciary under any Vyome Plan or ReShape Plan (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was a director, officer, employee or fiduciary of Vyome or ReShape or a member of the board of directors, officer, employee or fiduciary of any of its respective Subsidiaries or a fiduciary under any Vyome Plan or ReShape Plan, whether asserted or claimed prior to, at or after the Effective Time (including with respect to any acts or omissions in connection with this Agreement and the transactions and actions contemplated by this Agreement), to the fullest extent that Vyome or ReShape, as applicable, would have been permitted under applicable Law and the applicable Organizational Documents (and, to the extent not contrary to applicable Law or its Organizational Documents, any indemnification agreement) in effect on the date of this Agreement to indemnify such Person (and the Surviving Corporation shall also promptly advance expenses as incurred in advance of any final disposition of any such claim, action, suit, proceeding or investigation to the fullest extent that Vyome, ReShape or its applicable Subsidiary would have been permitted under applicable Law or its Organizational Documents (and, to the extent not contrary to applicable Law or its Organizational Documents, any indemnification agreement) in effect on the date of this Agreement; provided, however, that the Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law or the applicable Organizational Documents (as in effect on the date hereof), to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether a director’s, officer’s, employee’s or fiduciary’s conduct complied with the standards set forth under applicable Law and the applicable Organizational Documents (or the applicable Organizational Documents of a Subsidiary or Vyome Plan or ReShape Plan) shall be made by independent counsel selected by the Indemnified Party. In the event of any claim, action, suit, proceeding or investigation, (i) neither ReShape nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation (and in which indemnification could be sought by Indemnified Parties hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation or such Indemnified Party otherwise consents in writing, and (ii) the Surviving Corporation shall cooperate in the defense of such matter. The parties agree that this Section 6.07(a) does not purport to limit any rights that any Indemnified Party may have under any employment agreement, indemnification agreement, Vyome Plan or ReShape Plan in effect on the date of this Agreement and disclosed to Vyome or ReShape prior to the execution hereof, which provisions shall not be amended, repealed or otherwise in any manner that would materially adversely affect the rights thereunder of any such individual.

(b)From and after the Effective Time, the Surviving Corporation shall, and ReShape shall cause the Surviving Corporation to, honor all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of Vyome, ReShape or its respective Subsidiaries as provided in their respective Organizational Documents or in any agreement to which Vyome, ReShape or any of its respective Subsidiaries is a party, which rights shall survive the Merger and shall continue in full force and effect to the extent permitted by Law. No such provision in any Organizational Document or other agreement of the Surviving Corporation or any Subsidiary of Vyome or ReShape shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder to any such individual with respect to acts or omissions occurring at or prior to the Effective Time. In addition, from and after the Effective Time, all directors, officers and employees and all fiduciaries currently indemnified under any Vyome Plan who become directors, officers, employees or fiduciaries under a ReShape Plan will be entitled to the indemnity, advancement and exculpation rights and protections afforded to directors, officers and employees or fiduciaries under the applicable ReShape Plan. From and after the Effective Time, the Surviving Corporation shall, and ReShape shall cause the Surviving Corporation to, assume, be jointly and severally liable for, and honor, guaranty and stand surety for, in accordance with their respective terms, each of the covenants contained in this Section 6.07 without limit as to time.

(c)ReShape shall, at the sole cost of ReShape, obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time with recognized insurance companies for the Persons who, as of the date of this Agreement, are covered by the existing directors’ and officers’ liability insurance and fiduciary liability insurance of ReShape (collectively, “D&O Insurance”), with terms, conditions, retentions and levels of coverage at least as favorable as the D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated by this Agreement), with respect to the D&O Insurance, provided that such payment for the “tail” insurance policies shall be deducted to arrive at the “ReShape Net Cash”.

(d)If ReShape or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of ReShape or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.07.

(e)The rights of the Indemnified Parties under this Section 6.07 shall be in addition to any rights such Indemnified Parties may have under the Organizational Documents of ReShape or Vyome any party or the comparable documents of any of such party’s Subsidiaries, or under any applicable Contracts or applicable Laws in effect on the date of this Agreement and, in the case of such documents and Contracts, disclosed to ReShape and Vyome prior to the execution hereof, and the Surviving Corporation shall, and ReShape shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by to ReShape and Vyome or any of its respective Subsidiaries in effect on the date of this Agreement and disclosed to ReShape and Vyome prior to the execution hereof.

6.07Public Disclosure. The initial press release relating to this Agreement shall be a joint press release and thereafter ReShape and Vyome shall consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the other transactions contemplated hereby; provided, however, that no such consultation shall be required if, prior to the date of such release or public statement, a Vyome Adverse Recommendation Change or a ReShape Adverse Recommendation Change shall have occurred in compliance in all respects with the terms of Section 6.04. No provision of this Agreement shall prohibit either Vyome or ReShape from issuing any press release or public statement in the event of a Vyome Adverse Recommendation Change or a ReShape Adverse Recommendation Change in compliance in all respects with the terms of Section 6.04.

6.08Nasdaq Listing.

(a)ReShape shall, in accordance with the requirements of Nasdaq, file with Nasdaq (i) a Listing of Additional Shares Notice covering the ReShape Shares to be issued to holders of Vyome Common Stock and Vyome Preferred Stock pursuant to this Agreement and (ii) a continued listing application for the combined company after the Merger to maintain ReShape’s existing listing on Nasdaq, in each case as promptly as practicable after the date of this Agreement (such applications or filings, the “Nasdaq Filings”).

(b)In connection with the Nasdaq Filings, Vyome shall exercise its reasonable best efforts and take all necessary steps to obtain the authorization and approval by Nasdaq of the Nasdaq Filings, including furnishing to ReShape all information required by Nasdaq or advisable to complete the relevant applications and otherwise cooperate with ReShape in connection with the Nasdaq Filings. Without limiting the foregoing, Vyome shall cooperate in good faith with ReShape and exercise its reasonable best efforts to take (i) any and all actions necessary, proper or advisable to satisfy the conditions set forth in Section 7.01(f) and to complete the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and (ii) any and all actions necessary, proper or advisable to avoid, prevent, eliminate or remove any denial, rejection, dismissal or non-action with respect to approval by Nasdaq of the Nasdaq Filings.

(c)From the date of this Agreement through the Closing Date, ReShape shall use commercially reasonable efforts to maintain its existing listing on Nasdaq.

6.09Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated by this Agreement, each of ReShape and Vyome and the members of its respective board of directors, to the extent permissible under applicable Law, will grant such approvals and take such actions, in accordance with the terms of this Agreement, as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable, and in any event prior to the Termination Date, on the terms and conditions contemplated hereby and otherwise, to the extent permissible under applicable Law, act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

6.10Section 16. ReShape shall, prior to the Effective Time, cause the ReShape Board to approve the issuance of ReShape Shares in connection with the Merger with respect to any employees of Vyome who, as a result of their relationship with ReShape as of or following the Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3. Prior to the Effective Time, Vyome Board shall approve the disposition of Vyome equity securities (including derivative securities) in connection with the Merger by those directors and officers of Vyome subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to SEC Rule 16b-3.

6.11Name Change and Ticker Symbol. ReShape shall seek the approval of Nasdaq to change its corporate name to “Vyome Holdings, Inc.” and the ticker symbol for its shares listed on Nasdaq to “HIND” upon the Effective Time.

6.12Certificate of Incorporation. At the Effective Time, the certificate of incorporation of ReShape shall be amended and restated to reflect the amendments contemplated by this Agreement, including that ReShape’s name shall be changed to “Vyome Holdings, Inc.”, the ReShape Board structure and composition be amended as set forth in Section 2.16 and including appropriate provisions stating the term and renewal of the directors on the classified board of ReShape (along with removing existing references relating such term and renewal to an initial public offering of ReShape) as provided for under Schedule 6.12 of this Agreement, and, as amended, shall be the certificate of incorporation of ReShape until thereafter amended in accordance with the terms thereof or as provided by applicable Law, including the amendments contemplated by this Agreement.

6.13No Control of Other Party’s Business. Nothing contained in this Agreement shall give Vyome, directly or indirectly, the right to control or direct ReShape’s operations or give ReShape, directly or indirectly, the right to control or direct Vyome’s operations prior to the Effective Time. Prior to the Effective Time, each of Vyome and ReShape shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

6.14Certain Tax Matters.

(a)The parties intend that the Merger will qualify as a reorganization under Section 368(a) of the Code (the “Intended Tax Treatment”), and each shall not take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code.

(b)Each of the parties hereto shall use its reasonable best efforts to obtain (i) the ReShape Registration Statement Tax Opinion and (ii) the Vyome Registration Statement Tax Opinion, including by delivering to Fox Rothschild LLP and Sichenzia Ross Ference Carmel LLP prior to the filing of the Form S-4 Registration Statement customary tax representation. Each of the parties hereto shall use its reasonable best efforts not to, and not permit any affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to counsel in the tax representation letters described in this Section 6.14(b).

6.15Reverse Stock Split. The ReShape Board shall effect a reverse stock split of ReShape Shares, at a ratio within the range approved by ReShape’s stockholders at its annual meeting of stockholders held on February 23, 2024, with the final ratio to be determined by the ReShape Board. ReShape agrees that in connection with such reverse stock split, it will obtain the consent of Vyome prior to setting a final reverse stock split ratio to be effected by ReShape, and that such reverse stock split ratio will be designed to allow ReShape and Vyome to obtain the authorization and approval by Nasdaq of the Nasdaq Filings.

6.16Vyome Equity Plan. As of the Effective Time, the treatment of Vyome Options and Vyome Restricted Stock Awards under the Vyome Equity Plan will be in the manner as set forth in Section 2.07(a)(v) above.

ARTICLE 7

CONDITIONS TO CLOSING

7.01Conditions to Parties’ Obligations. The obligations of ReShape and Vyome to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by ReShape and Vyome of the following conditions:

(a)The ReShape Stockholder Approval shall have been attained.

(b)The Vyome Stockholder Approval shall have been attained.

(c)No provision of any applicable Law and no order (preliminary or otherwise) shall be in effect that prohibits the consummation of the Merger or the other transactions contemplated hereby.

(d)The Registration Statement shall have become effective under the Securities Act and no stop order suspending the use of the Registration Statement or the Joint Proxy Statement shall have been issued by the SEC.

(e)There shall be no Action pending against ReShape, Merger Sub or Vyome by any Governmental Body seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of, or to have rescinded, the Merger.

(f)Nasdaq shall have approved the Nasdaq Filings.

(g)The ReShape Series C Amendment Agreement (as may be amended from time to time if agreed in writing by ReShape and Vyome) shall be in full force and effect such that the transactions contemplated by the ReShape Series C Amendment Agreement shall have been consummated, and all shares of ReShape Series C Preferred Stock shall be canceled and terminated in exchange for the payment set forth therein, immediately prior to, and contingent upon, the Effective Time.

(h)The Option Agreement shall have been executed.

7.02Conditions to ReShape’s and Merger Sub’s Obligations. The obligation of ReShape to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a)Each of the representations and warranties of Vyome contained in Article 3 that is (i) qualified as to or by Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (ii) not qualified as to or by Material Adverse Effect shall be true and correct as of the Closing Date (without giving effect to any “material,” “materiality” or similar phrases) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except in each case where any failure of any such representation and warranty referred to in this clause (ii) to be true and correct has not had or would not reasonably be expected to have a Material Adverse Effect on Vyome.

(b)Vyome shall have performed in all material respects all of the covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date.

(c)The Concurrent Financing Agreements (as may be amended from time to time if agreed in writing by ReShape and Vyome) shall be in full force and effect such that the Concurrent Financing shall be consummated immediately following the Effective Time without the further satisfaction of any conditions.

(d)Since the date of this Agreement, there shall not have been or occurred any Material Adverse Effect on Vyome.

(e)Vyome will have delivered to ReShape each of the following:

(i)a certificate of Vyome executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions specified in subsections (a), (b) and (c) above as they relate to Vyome have been satisfied;

(ii)certified copies of the resolutions duly adopted by Vyome Board authorizing the execution, delivery and performance of this Agreement, the Merger and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(iii)(A) a certified copy of the certificate of incorporation of Vyome and (B) a certificate of good standing from the Secretary of State of the State of Delaware dated within five (5) Business Days of the Closing Date; and

(f)a certificate of Vyome that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), dated within thirty (30) days prior to the Closing Date and in form and substance reasonably acceptable to ReShape, and a signed notice to be delivered to the IRS in accordance with Treasury Regulations Section 1.897-2(h)(2), along with written authorization for ReShape to deliver such notice form to the Internal Revenue Service on behalf of Vyome upon the Effective Time.

7.03Conditions to Vyome’s Obligations. The obligations of Vyome to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a)Each of the representations and warranties of ReShape and Merger Sub contained in Article 4 that is (i) qualified as to or by Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (ii) not qualified as to or by Material Adverse Effect shall be true and correct as of the Closing Date (without giving effect to any “material,” “materiality” or similar phrases) as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except in each case where any failure of any such representation and warranty referred to in this clause (ii) to be true and correct has not had or would not reasonably be expected to have a Material Adverse Effect on ReShape.

(b)Each of ReShape and Merger Sub shall have performed in all material respects all of its respective covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date.

(c)Since the date of this Agreement, there shall not have been or occurred any Material Adverse Effect on ReShape.

(d)If the Closing occurs by July 31, 2024, the ReShape Net Cash shall be at least $1,325,000 and if the Closing occurs after July 31, 2024, such minimum amount of ReShape Net Cash will be reduced by $175,000 on the first day of each month beginning on August 1, 2024.

(e)ReShape shall have delivered to Vyome each of the following:

(i)a certificate of ReShape executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions specified in subsections (a), (b) and (c) hereof have been satisfied;

(ii)certified copies of the resolutions duly adopted by each of the ReShape Board and the board of directors of Merger Sub authorizing the execution, delivery and performance of this Agreement, the Merger and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; and

(iii)(A) a certified copy of the ReShape Organizational Documents (including the articles association as amended and restated pursuant to this Agreement); (B) a certified copy of the Merger Sub’s Organizational Documents and (C) certificates of good standing in their respective jurisdictions of organization, or their equivalents dated within five (5) Business Days of the Closing Date.

(f)The ReShape Asset Purchase Agreement shall have been in full force and effect such that the ReShape Asset Sale contemplated thereunder shall be consummated without the further satisfaction of any other conditions.

(g)All outstanding ReShape Warrants, except for a number of ReShape Warrants exercisable for ReShape Shares representing not more than 2.75% of the fully diluted ReShape Shares as of the date hereof, shall have been exercised in accordance with their terms in exchange for ReShape Shares or shall have been otherwise settled on terms agreed upon between ReShape and the holder thereof such that the ReShape Warrants are canceled and terminated prior to the Effective Time.

7.04Waiver of Conditions. All conditions to the closing of the Merger will be deemed to have been satisfied or waived from and after the Effective Time.

ARTICLE 8

TERMINATION

8.01Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)by the mutual written agreement of ReShape and Vyome;

(b)by ReShape, if:

(i)at any time prior to the Effective Time, if any of Vyome’s covenants, representations or warranties contained in this Agreement shall have been materially breached or, any of Vyome’s representations and warranties shall have become untrue, such that any of the conditions set forth in Section 7.01 or Section 7.02 would not be satisfied, and such breach is (A) is incapable of being cured by Vyome or (B) shall not have been cured within forty-five (45) days of receipt by Vyome of written notice of such breach describing in reasonable detail such breach;

(ii)the Vyome Board or any committee thereof (A) shall make a Vyome Adverse Recommendation Change, (B) shall not include the Vyome Recommendation in the Joint Proxy Statement or (C) shall publicly propose or allow Vyome to publicly propose to take any of the actions in clauses (A) or (B) of this Section 8.01(b)(ii);

(iii)Vyome materially breaches its obligations under Section 6.04;

(iv)the Concurrent Financing Agreements (as may be amended from time to time if agreed in writing by ReShape and Vyome) is not in full force and effect such that the Concurrent Financing shall not be consummated immediately following the Effective Time without the further satisfaction of any conditions; or

(v)any of the Vyome Support Agreement Parties fails to execute and deliver to ReShape the Vyome Support Agreement of such Vyome Support Agreement Parties within one Business Day following the execution of this Agreement.

(c)by Vyome, if:

(i)at any time prior to the Effective Time, any of ReShape’s or Merger Sub’s covenants, representations or warranties contained in this Agreement shall have been materially breached or, any of ReShape’s and Merger Sub’s representations and warranties shall have become untrue such that any of the conditions set forth in Section 7.01 or Section 7.03 would not be satisfied, and such breach (A) is incapable of being cured by ReShape or Merger Sub, as the case may be, or (B) shall not have been cured within forty-five (45) days of receipt by ReShape of written notice of such breach describing in reasonable detail such breach;

(ii)the ReShape Board, or any committee thereof (A) shall make a ReShape Adverse Recommendation Change, (B) shall not include the ReShape Recommendation in the Joint Proxy Statement or (C) shall publicly propose to or allow ReShape to publicly propose to take any of the actions in clauses (A) or (B) of this Section 8.01(c)(ii);

(iii)ReShape materially breaches its obligations under Section 6.04;

(iv)the ReShape Net Cash on the Anticipated Closing Date (or Revised Anticipated Closing Date, as appliable) shall be less than the minimum amount set forth in Section 7.03(d) as of such date.

(v)all other conditions (except for those conditions that by their nature are to be satisfied at the closing of the Merger) set forth in Section 7.01, Section 7.02 and Section 7.03 have been satisfied and the ReShape Warrants are not canceled and terminated in accordance with Section 7.02(g) prior to the Effective Time;

(vi)all other conditions (except for those conditions that by their nature are to be satisfied at the closing of the Merger) set forth in Section 7.01, Section 7.02 and Section 7.03 have been satisfied and ReShape is unable to close the ReShape Asset Sale immediately prior to the Effective Time; or

(vii)all other conditions (except for those conditions that by their nature are to be satisfied at the closing of the Merger) set forth in Section 7.01, Section 7.02 and Section 7.03 have been satisfied and all shares of ReShape Series C Preferred Stock are not canceled and terminated immediatlely prior the Effective Time in exchange for the payment in accordance with Section 7.01(g).

(d)by either ReShape or Vyome, if:

(i)the transactions contemplated by this Agreement shall violate any order, decree or ruling of any court or Governmental Body that shall have become final and non-appealable or there shall be a Law that makes the transactions contemplated hereby illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 8.01(d)(i) shall not be available to any party whose failure to comply with its obligations under Section 6.04, Section 6.03 or any other provision of this Agreement has been a primary cause of, or resulted in, such action;

(ii)the Merger contemplated hereby has not been consummated by 5:00 p.m., Pacific time on March 31, 2025 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(d)(ii) shall not be available to ReShape or Vyome if such Person is then in material breach or material violation of any covenant contained in this Agreement; provided, further, that the right to terminate this Agreement under this Section 8.01(d)(ii) shall not be available to any party whose action or failure to act has been the primary cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement by such party;

(iii)the required approval of Vyome Stockholders contemplated hereby at the Vyome Stockholders’ Meeting shall not have been obtained; provided, that the right to terminate this Agreement under this Section 8.01(d)(iii) shall not be available to Vyome where the failure to obtain the required approval of Vyome Stockholders shall have been caused by the action or failure to act of Vyome and such action or failure to act constitutes a material breach by Vyome of this Agreement;

(iv)the required approval of the ReShape Stockholders contemplated hereby at the ReShape Stockholders’ Meeting shall not have been obtained; provided, that the right to terminate this Agreement under this Section 8.01(d)(iv) shall not be available to ReShape where the failure to obtain the required approval of the ReShape Stockholders shall have been caused by the actions or failure to act of ReShape and such action or failure to act constitutes a material breach by ReShape of this Agreement; or

(v)the required approval of Nasdaq under Section 7.01(f) shall not have been obtained within thirty (30) days of the later of (x) the ReShape Stockholders’ Meeting and (y) the Vyome Stockholders’ Meeting, and all other conditions (except for those conditions that by their nature are to be satisfied at the closing of the Merger) set forth in Section 7.01, Section 7.02 and Section 7.03 have been satisfied; provided, further, that the right to terminate this Agreement under this Section 8.01(d)(v) shall not be available to any party whose action or failure to act has been the primary cause of the failure to obtain the required approval of Nasdaq and such action or failure to act constitutes a breach of this Agreement by such party.

8.02Effect of Termination. Except as otherwise set forth in Section 8.03, in the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.02, Section 8.03, Article 9 and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement shall not relieve any party from any liability or damages for any intentional breach of any provision contained in this Agreement or for fraud.

8.03Termination Fee.

(a)Notwithstanding anything to the contrary set forth in Section 8.02, in the event that this Agreement is terminated (i) by ReShape pursuant to Section 8.01(b)(i), Section 8.01(b)(ii), Section 8.01(b)(iii) and Section 8.01(b)(v), or by ReShape pursuant to Section 8.01(b)(iv) if the amount raised in the Concurrent Financing is less than $7,000,000; or (ii) by Vyome pursuant to Section 8.01(c); or (iii) by ReShape or Vyome pursuant to Section 8.01(d)(v), then the non-terminating party shall be required to pay the terminating party a fee of $1,000,000 (the “Termination Fee”).

(b)Except as provided in Section 8.02, in the event that ReShape or Vyome receives full payment of the Termination Fee pursuant to Section 8.03(a) under circumstances where a Termination Fee was payable, the receipt of the Termination Fee shall be the sole and exclusive monetary remedy for any and all losses or damages suffered or incurred by ReShape, Merger Sub, Vyome any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Merger and the other transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination; provided that no such payment shall relieve any party of any liability or damages to any other party resulting from any intentional breach of any provision contained in this Agreement or for fraud. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that nothing in this Section 8.03 shall be deemed to affect their respective rights to specific performance hereunder in order to specifically enforce this Agreement. The parties acknowledge and agree that any payment of the Termination Fee is not a penalty but is liquidated damages in a reasonable amount that is intended to compensate ReShape or Merger Sub, or Vyome, as the case may be, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby;

provided, however, that in the case of intentional breach or fraud by either party, the other party shall be permitted to seek damages in excess of the Termination Fee.

ARTICLE 9

MISCELLANEOUS

9.01Expenses. Except as otherwise expressly provided herein, ReShape and Merger Sub, on the one hand, and Vyome, on the other hand, shall each pay their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

9.02Amendment. At any time prior to the Effective Time, any provision of this Agreement may be amended (whether before or after any required approval by Vyome Stockholders or ReShape Stockholders) if, and only if, such amendment or waiver is in writing and signed by ReShape, Vyome and Merger Sub; provided, however, that after the receipt of Vyome Stockholder Approval or ReShape Stockholder Approval, no amendment shall be made which by applicable Laws or the rules of the Nasdaq requires further approval of Vyome Stockholders or ReShape Stockholders without the further approval of such stockholders.

9.03Waiver.

(a)No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.04No Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants or agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

9.05Entire Agreement; Counterparts. This Agreement (and the exhibits and schedules hereto, the Vyome Disclosure Schedule and the ReShape Disclosure Schedule), the Confidentiality Agreement, the ReShape Support Agreement, the Vyome Support Agreement and the Lock-Up Agreements constitute the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing Date and shall survive any termination of this Agreement. This Agreement may be executed in several counterparts (including counterparts delivered by electronic transmission), each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9.06Applicable Law; Jurisdiction.

(a)This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

(b)The parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes among any of the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of any party to obtain execution of a judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in Section 9.06(b).

9.07Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.08Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect.

9.09No Third Party Beneficiaries. Except for following the Effective Time, the right of the Indemnified Parties to enforce the provisions of Section 6.07 only, ReShape, Vyome and Merger Sub agree that (a) their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

9.10Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) by electronic mail (when receipt confirmation is received). Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to ReShape and Merger Sub prior to closing of the Merger:

Attention:

ReShape Lifesciences Inc.
18 Technology Drive, Suite 110
Irvine, California 92618
Attention: Paul F. Hickey, Chief Executive Officer
Email: phickey@reshapelifesci.com

with a copy (which shall not constitute notice) to:

Fox Rothschild LLP
33 South Sixth Street, Suite 3600
Minneapolis, MN 55402
Attention: Brett R. Hanson
Email: bhanson@foxrothschild.com

Notices to Vyome:

Vyome Therapeutics, Inc.
100, Overlook Center, 2nd Floor
Princeton NJ 08540
Attention: Venkat Nelabhotla, Chief Executive Officer
Email: nvenkat@vyometx.com

with a copy (which shall not constitute notice) to:

Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas, 31st floor, New York, NY 10036
Attention: Gregory Sichenzia
Email: gsichenzia@srfc.law

9.11Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

9.12Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by any of the parties in accordance with their specific terms or were otherwise breached by any party hereto. It is accordingly agreed that (i)

Vyome shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by ReShape or Merger Sub and to enforce specifically the terms and provisions hereof against ReShape and Merger Sub in any court having jurisdiction, this being in addition to any other remedy to which Vyome is entitled at law or in equity, without posting any bond or other undertaking and (ii) ReShape and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Vyome and to enforce specifically the terms and provisions hereof against Vyome in any court having jurisdiction, this being in addition to any other remedy to which ReShape or Merger Sub are entitled at law or in equity, without posting any bond or other undertaking. The parties acknowledge that the agreements contained in this Section 9.12 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Vyome nor ReShape would enter into this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger on the day and year first above written.

RESHAPE:

RESHAPE LIFESCIENCES INC.

By:	/s/ Paul F. Hickey
Name:	Paul F. Hickey
Title:	President and Chief Executive Officer

VYOME:

VYOME therapeutics, inc.

By:	/s/ Venkat Nelabhotla
Name:	Venkat Nelabhotla
Title:	President and Chief Executive Officer

MERGER SUB:

RAIDER LIFESCIENCES INC.

By:	/s/ Paul F. Hickey
Name:	Paul F. Hickey
Title:	President and Chief Executive Officer